                                 Preparer: [    ]
                                                                 Reviewer: [   ]

Blank Word Workpaper                                                     * : 1/2
--------------------------------------------------------------------------------
ITEM 6.  SELECTED FINANCIAL DATA

   The following table sets forth certain selected consolidated financial data of the Company at and for the years ended December 31:


(dollars in thousands, except for per              1995            1994            1993            1992           1991
share amounts)
------------------------------------------------------------------------------------------------------------------------
Interest Income                                $ 1,578,960     $ 1,258,550     $ 1,081,309    $   813,893     $  777,812
Interest Expense                                   960,724         651,871         520,750        456,876        520,021
------------------------------------------------------------------------------------------------------------------------
Net interest income                                618,236         606,679         560,559        357,017        257,791
Provision for loan losses                           11,150          20,400          35,225         14,887         22,407
Other income                                       117,874         118,502         152,575         97,748        101,317
Other expense                                      417,655         415,300         394,874        253,024        204,130
------------------------------------------------------------------------------------------------------------------------
Income before income taxes,
  extraordinary items and
  cumulative effect of change
  in tax accounting method                         307,305         289,481         283,035        186,854        132,571
Income taxes                                       107,504         108,159          98,864         64,459         45,920
Extraordinary items, net of
  federal income tax effect                              -               -          (8,953)        (4,638)             -

Cumulative effect of change in
  tax accounting method                                  -               -          13,365              -              -
------------------------------------------------------------------------------------------------------------------------
Net income                                     $   199,801     $   181,322     $   188,583    $   117,757     $   86,651
========================================================================================================================
Net income attributable to
  common stock                                 $   181,217     $   162,738     $   175,025    $   112,882     $   81,776
========================================================================================================================
Net income per common share(1):
  Primary                                      $      2.59     $      2.45     $      2.70    $      1.95     $     1.61
  Fully diluted                                       2.51            2.38            2.57           1.85           1.52

Cash dividend declared per share (2):
  Preferred stock (Series C, D and E
    cumulative)                                $     10.18     $     10.18     $      7.56    $      3.75          $3.75
  Common stock(1)                                     0.77            0.70            0.50           0.33           0.24
Common stock dividend payout ratio                   25.74%          24.50%          15.98%         15.43%         13.06%
Return on average assets                              0.97            1.03            1.31           1.24           1.05
Return on average stockholders'
  equity                                             13.31           13.77           16.89          15.26          14.33
Return on average common
  stockholders' equity                               13.73           14.30           18.31          15.26          14.33
Assets                                         $22,420,379     $19,175,991     $16,513,432    $10,531,744     $8,529,135
Available for sale securities                    7,768,115       2,701,799         138,342              0              0
Held to maturity securities                        172,786       2,646,194       4,070,733      2,809,057      2,342,998
Loans:
  Residential                                    7,861,990       8,100,930       6,764,373      4,416,454      3,241,043
  Residential construction                         615,814         549,271         430,215        366,808        326,508
  Commercial real estate                         1,867,347       1,805,951       1,922,120      1,055,312        901,098
  Manufactured housing, second
    mortgage and other consumer                  2,653,850       2,392,502       2,138,852      1,136,370        940,252
  Commercial                                       179,568         129,048         131,468        118,717        112,312
  Reserve for loan losses                         (143,319)       (132,499)       (119,315)       (58,075)       (55,900)
------------------------------------------------------------------------------------------------------------------------
    Total loans                                 13,035,250      12,845,203      11,267,713      7,035,586      5,465,313
========================================================================================================================
Deposits                                        11,306,436      10,432,888       9,976,961      6,624,584      5,910,396
Annuities                                          855,503         799,178         713,383        571,428        433,767
Borrowings                                       8,332,275       6,413,711       4,337,262      2,164,268      1,355,669
Preferred stock                                    250,168         252,034         252,053        266,633         63,152
Stockholders' equity                             1,660,084       1,364,258       1,252,888      1,045,289        694,134
Stockholders' equity ratio                            7.40%           7.11%           7.59%          9.93%          8.14%
Leverage capital ratio                                5.72            6.01            6.10           9.27           7.52
Book value per common share(1)                 $     19.97     $     16.98     $     15.87    $     13.89     $    11.42
Number of common shares
  outstanding(1)                                71,804,527      67,837,553      65,958,489     59,637,406     54,383,960
Number of preferred shares
   outstanding                                   6,122,500       6,200,000       6,200,000      5,494,150      1,300,000

-----------
(1) Net income per common share, cash dividends declared per common share, book value per common share and number of common shares outstanding for 1992 and 1991 have been adjusted for the third quarter 1993 and first quarter 1992 50 percent stock dividends, each of which had the effect of a three-for-two stock split.
(2) Dividends include only amounts paid to Washington Mutual, Inc. shareholders.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS

          The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto, and with reference to the discussion of the operations and other financial information presented elsewhere in this report.

          During the first half of 1993, Washington Mutual merged with Pioneer and acquired Pacific First. As a result of the acquisition of Pacific First, the Company became substantially larger, with significant operations in Oregon as well as Washington. In 1994 and 1995, Washington Mutual continued to expand its operations through business combinations with other financial institutions with locations in Washington, Utah and Montana.

          During 1995, Washington Mutual took steps to diversify its operations into commercial banking. In August, the Company acquired Enterprise through a merger of Enterprise with and into WMB. Enterprise, a Bellevue, Washington-based commercial bank specializes in lending to small- and mid-size businesses. In October, Washington Mutual signed an agreement to merge WMB with Western, a commercial bank with branch operations throughout Oregon. The Western transaction was completed on January 31, 1996. Therefore, the following financial information of Washington Mutual does not contain Western's results of operations or analysis of financial position.

          During 1994, there was an increase in short-term interest rates, which had an adverse effect not only on the results of operations but also on the market value of the Company's net financial assets. Although short-term interest rates did not generally increase further in 1995 and actually declined somewhat in the latter half of the year, the 1994 interest rate increase continued to affect the Company's financial performance during much of 1995. Except for available-for-sale securities, financial assets and liabilities were reported at historical cost and accordingly the financial statements do not reflect changes in market value. (See "Financial Statements and Supplementary Data--Note 27:
Fair Value of Financial Instruments.")

RESULTS OF OPERATIONS

          Washington Mutual's net income of $199.8 million for 1995 exceeded earnings of $181.3 million in 1994 and $188.6 million in 1993. Fully diluted earnings per share were $2.51 in 1995, compared with $2.38 in 1994 and $2.57 in 1993. Washington Mutual's return on average assets ("ROA") for 1995 equaled 0.97 percent, down from 1.03 percent in 1994 and 1.31 percent in 1993. Its return on average common stockholders' equity ("ROCE") of 13.73 percent for 1995 was also down from the previous two years--14.30 percent in 1994 and 18.31 percent in 1993. During 1993, Washington Mutual operated in a highly favorable interest rate environment. However, an increase of approximately 250 basis points in short-term interest rates in 1994 led to a compression of the net interest margin (net interest income divided by average interest-earning assets) and a corresponding pressure on net interest income in 1994 and 1995. Certain short-term interest rates were lowered 25 basis points in mid-1995 and again in December, resulting in an improved operating environment for the Company. This favorable change in interest rates helped the Company earn an ROA and ROCE of
1.02 percent and 14.17 percent for 4th quarter 1995.

Net Interest Income

          Net interest income of $618.2 million for 1995 was up slightly from $606.7 million in 1994, which in turn was 8 percent higher than the $ 560.6 million earned during 1993. Most of the growth in net interest income was due to the increase in average interest-earning assets. Although average interest-earning assets were up 18 percent during 1995, a decline in the net interest margin limited the increase in net interest income.

          The increase in market interest rates during 1994 had a negative impact on the net interest margin throughout 1995. The net interest margin for 1995 of 3.14 percent declined from 3.65 percent in 1994 and 4.15 percent in 1993. During the last three months of 1995 the net interest margin rose to 3.19 percent, aided by a decrease in short-term interest rates beginning in mid-1995. However, an increase in market interest rates during 1996 could place pressure on the net interest margin and, unless offset by growth of interest-earning assets, a corresponding pressure on net interest income. (See "Financial Statements and Supplementary Data--Note 15: Interest Rate Risk Management.")

          The low level of interest rates during 1993 resulted in a significant portion of the Company's loans being refinanced and mortgage-backed securities being prepaid, as borrowers sought to lower their interest rates. The result was a decline in the yield on interest-earning assets to 8.00 percent in 1993 and
7.57 percent in 1994. The lower interest rate levels also resulted in a lower cost of funds during 1993. The average rate paid on deposits and borrowings fell to 3.98 percent in 1993. However, an increase in short-term rates during 1994 caused the cost of funds to increase to 4.06 percent. The full effect of this rise in short-term rates was felt in 1995 (mitigated somewhat by a subsequent lowering of short-term rates mid-year) pushing the cost of funds up to 5.05 percent for the year. The yield on earning assets during 1995 increased to only
8.02 percent because longer-term interest rates did not increase as much as short-term rates. Also, the Company, because most of its earning assets were fixed rate, was not in a position to take full advantage of the increase. The net interest spread (the difference between the yield on interest-earning assets and the cost of funds) declined to 2.97 percent for 1995 from 3.51 percent earned during 1994 and 4.02 percent in 1993.

          Average consolidated statements of financial position and analysis of net interest spread were as follows:

                                                                      Year Ended December 31, 1995
                                                                                                  Interest
                                                                Average                            Income
(dollars in thousands)                                         Balance(1)           Rate         or Expense
-----------------------------------------------------------------------------------------------------------
ASSETS
  Investments                                                 $ 6,634,030          7.30%         $  484,422
  Loans(3)                                                     13,042,573          8.39           1,094,538
-----------------------------------------------------------------------------------------------------------
    Total interest-earning assets                              19,676,603          8.02           1,578,960
  Other assets                                                    913,921            --                  --
-----------------------------------------------------------------------------------------------------------
                                                              $20,590,524            --                  --
===========================================================================================================
LIABILITIES
Deposits:
  Checking accounts                                           $ 1,480,410          1.38          $   20,363
  Savings and money market accounts                             3,560,764          4.02             143,255
  Time deposits                                                 5,915,419          5.66             334,885
-----------------------------------------------------------------------------------------------------------
                                                               10,956,593          4.55             498,503
Borrowings:
  Annuities                                                       801,129          5.58              44,716
  Federal funds purchased                                         299,495          5.16              15,460
  Securities sold under agreements to repurchase                3,785,118          5.86             221,735
  Advances from the FHLB                                        2,970,831          5.77             171,564
  Other interest-bearing liabilities                              194,879          4.49               8,746
-----------------------------------------------------------------------------------------------------------
                                                                8,051,452          5.74             462,221
-----------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                             19,008,045          5.05             960,724
Other liabilities                                                  81,639            --                  --
-----------------------------------------------------------------------------------------------------------
                                                               19,089,684            --                  --
Stockholders' equity                                            1,500,840            --                  --
-----------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                    $20,590,524            --                  --
===========================================================================================================
Net interest spread and income                                                     2.97%         $  618,236
===========================================================================================================
Net interest margin                                                                3.14%

 (1)  Average balances were calculated on a monthly basis.
 (2)  Average balances were calculated on a daily basis.
 (3) Nonaccruing loans were included in the daily average loan amounts outstanding.

                       Year Ended December 31, 1994                   Year Ended December 31, 1993
----------------------------------------------------------------------------------------------------------
                                                Interest                                          Interest
                    Average                       Income            Average                         Income
                 Balance(2)       Rate        or Expense         Balance(2)           Rate      or Expense
----------------------------------------------------------------------------------------------------------
                $ 4,656,366       6.63%       $  308,773        $ 3,672,777           7.04%      $ 258,435
                 11,956,873       7.94           949,777          9,848,555           8.36         822,874
----------------------------------------------------------------------------------------------------------
                 16,613,239       7.57         1,258,550         13,521,332           8.00       1,081,309
                    951,995         --                --            882,559             --              --
----------------------------------------------------------------------------------------------------------
                $17,565,234         --                --        $14,403,891             --              --
==========================================================================================================

                $ 1,460,393       1.34            19,629        $ 1,324,899           1.61        $ 21,292
                  3,243,281       3.16           102,352          2,865,964           3.30          94,701
                  5,315,137       4.68           248,891          5,112,073           4.67         238,750
----------------------------------------------------------------------------------------------------------
                 10,018,811       3.70           370,872          9,302,936           3.81         354,743

                    734,969       4.51            33,143            629,636           5.92          37,258
                         --         --                --                 --             --              --
                  2,206,363       4.47            98,568          1,526,208           3.84          58,614
                  3,002,174       4.80           144,163          1,573,678           4.19          65,890
                     81,951       6.25             5,125             68,504           6.20           4,245
----------------------------------------------------------------------------------------------------------
                  6,025,457       4.66           280,999          3,798,026           4.37         166,007
----------------------------------------------------------------------------------------------------------
                 16,044,268       4.06           651,871         13,100,962           3.98         520,750
                    204,124         --                --            186,412             --              --
----------------------------------------------------------------------------------------------------------
                 16,248,392         --                --         13,287,374             --              --
                  1,316,842         --                --          1,116,517             --              --
----------------------------------------------------------------------------------------------------------
                $17,565,234         --                --        $14,403,891             --              --
==========================================================================================================
                                  3.51%        $ 606,679                             4.02%        $560,559
==========================================================================================================
                                  3.65%                                              4.15%

         An analysis of the change in net interest income was as follows:

                                                        1995 vs. 1994                                1994 vs. 1993
--------------------------------------------------------------------------------------------------------------------------------
                                        Increase (Decrease) Due To        Total       Increase (Decrease) Due To         Total
(dollars in thousands)                   Volume(1)           Rate          Change        Volume(2)          Rate          Change
--------------------------------------------------------------------------------------------------------------------------------
Interest income
  Investments                            $133,015        $ 42,634        $175,649        $ 69,506       $(19,168)       $ 50,338
  Loans(3)                                 86,599          58,162         144,761         176,474        (49,571)        126,903
--------------------------------------------------------------------------------------------------------------------------------
                                          219,614         100,796         320,410         245,980        (68,739)        177,241
Interest expense
  Deposits:
    Checking accounts                         234             500             734           2,056         (3,719)         (1,663)
    Savings and money
      market accounts                      10,048          30,855          40,903          12,005         (4,354)          7,651
    Time deposits                          28,100          57,894          85,994           9,662            479          10,141
--------------------------------------------------------------------------------------------------------------------------------
                                           38,382          89,249         127,631          23,723         (7,594)         16,129
Borrowings:
  Annuities                                 2,988           8,585          11,573           6,252        (10,367)         (4,115)
  Federal funds purchased                  15,460              --          15,460              --             --              --
  Securities sold under
    agreements to repurchase               70,603          52,564         123,167          26,234         13,720          39,954
  Advances from the FHLB                   (1,563)         28,964          27,401          59,901         18,372          78,273
  Other                                     7,007          (3,386)          3,621             821             59             880
--------------------------------------------------------------------------------------------------------------------------------
                                           94,495          86,727         181,222          93,208         21,784         114,992
--------------------------------------------------------------------------------------------------------------------------------
                                          132,877         175,976         308,853         116,931         14,190         131,121
--------------------------------------------------------------------------------------------------------------------------------
          Net interest income            $ 86,737        $(75,180)       $ 11,557        $129,049       $(82,929)       $ 46,120
================================================================================================================================


(1)      Average balances were calculated on a monthly basis.
(2)      Average balances were calculated on a daily basis.
(3) Nonaccruing loans were included in the daily average loan amounts outstanding.

Other Income

          Other income was $117.9 million in 1995, down from $118.5 million in 1994 and $152.6 million in 1993. Other income in 1993 included $42.3 million in gains on the sale of loans and other assets. The significant level of asset gains during 1993 resulted from asset restructuring to accommodate the acquisition of Pacific First. In addition, loans were sold during 1993 to take advantage of record loan origination volume fueled by home loan refinancing and a declining interest rate environment which enabled the Company to sell these loans at a gain.

          Depositor fees of $57.5 million in 1995 were far in excess of the prior year's $28.5 million and $22.3 million in 1993. The increase in depositor fees reflected substantial account and household growth coupled with a revised fee structure for certain deposit services. The primary component of this growth was noninterest-bearing checking accounts, considered the core accounts of consumer banking. Checking accounts are an attractive means of providing low-cost deposits, producing added fee income and generating demand for the Company's other products and services.

          Loan servicing fees were $10.6 million in 1995, up from $9.2 million in 1994. During 1995, the Company securitized $2,373.2 million in residential loans, increasing the portfolio of loans serviced for others to $5,216.4 million at December 31, 1995 from $4,015.4 million at the end of 1994. Loan servicing fees were $13.4 million in 1993. The 1993 level was the result of an expanded loan servicing portfolio stemming from the acquisition of Pacific First. The decision to retain loans originated in the latter half of 1993 and into 1994, coupled with the significant refinancing activity of 1993, resulted in a shrinkage of the portfolio of loans serviced for others to $4,015.4 million at December 31, 1994, from $4,794.8 million one year earlier.

          The principal component of other service fees is service fees generated by the Company's nonbanking subsidiaries. Nonbanking service fees totaled $24.8 million in 1995, down from $37.9 million in 1994 and $43.1 million in 1993. (See "Management's Discussion and Analysis of Financial Position and Results of Operations - Nonbanking Subsidiary Operations.") Due to the drop in nonbanking service fees, other service fees in 1995 totaled $8.0 million, compared with $12.2 million in 1994 and $10.6 million in 1993.

          The gain on sale of loans, inclusive of write-downs totaled $1.7 million in 1995, compared with $802,000 in 1994 and $15.5 million in 1993. Sales activity in 1995 and 1994 was minimal as Washington Mutual retained or securitized most of its loan production. However, during 1993, gains of $21.6 million were earned on a sales volume of $981.3 million, but prepayment activity required a write-down of mortgage servicing rights of $6.1 million.

          During 1995, the net loss of $2.4 million on the sale of other assets, inclusive of write-downs was the result of $8.4 million in write-downs taken due to credit quality deterioration on certain securities offset by $6.0 million in gains generated through the disposition of primarily fixed-rate mortgage-backed securities. Gains on the sale of other assets in 1994 were $4.7 million, down from $26.8 million in 1993. The gains generated in 1995 and 1994 were from the available-for-sale portfolio. Adjustments to Washington Mutual's balance sheet to accommodate the acquisition of Pacific First were primarily responsible for the large gains on the sale of other assets during 1993. During this restructuring, Washington Mutual primarily sold mortgage-backed securities to reduce the pre-acquisition size of its balance sheet.

Other Expense

          Total other expense of $417.7 million in 1995 compared favorably with $415.3 million in 1994 and $394.9 million in 1993. The increases generally reflected the growth in total assets, particularly the increased number of financial centers. One commonly accepted measure of a bank's operating efficiency is the ratio of its operating expenses to revenues (net interest income and other income). The Company has established a long-term operating efficiency goal of 50 percent. Washington Mutual's operating efficiency ratios were 56.7 percent for 1995 versus 57.3 percent for 1994 and 55.4 percent for 1993.

          At year-end 1995, staffing for the organization of 4,924 full-time equivalent employees was virtually unchanged from 4,887 at the end of 1994, but down from 5,186 at the end of 1993. The decline in the number of full-time equivalent employees during 1994 was the result of reducing staffing levels to match lower lending volumes. These declines helped to alleviate the upward pressure on salaries and employee benefits. The expense for salaries and employee benefits totaled $190.2 million, $189.3 million and $176.4 million in 1995, 1994, and 1993.

          The increase in occupancy and equipment expense to $73.0 million in 1995 from $67.6 million in 1994 and $60.1 million in 1993 was primarily due to the growth in the number of financial centers, an expansion of head office facilities and technology upgrades to accommodate the Company's reengineering efforts.

          Regulatory assessments totaled $21.5 million in 1995, compared with $22.4 million in 1994 and $20.4 million in 1993. Although total deposits outstanding increased in 1995, the expected increase in deposit premiums paid to the FDIC was offset by a reduction in the premium rate. (See "Regulation and Supervision -- FDIC Insurance.") The expense increase in 1994 was solely the result of the increase in total deposits outstanding.

          Other operating expenses increased to $102.6 million in 1995 from $98.8 million (inclusive of a $5.0 million one-time expense of a legal settlement, see "Nonbanking Subsidiary Operations") in 1994 and $98.1 million in 1993. Other operating expenses tend to rise with the increased size of the Company.

          Goodwill and other intangible assets have resulted from business combinations accounted for as purchase transactions. Goodwill and other intangible assets are amortized using the straight-line method over the period that is expected to be benefited, which originally ranged from three to 10 years. The acquisition of Pacific First in the second quarter of 1993 was the most significant of such business combinations and resulted in the creation of $178.2 million in goodwill and other intangible assets to be amortized over 10 years. The amortization of goodwill and other intangible assets was $28.3 million in 1995, compared with $29.1 million in 1994 and $24.7 million in 1993.

          During 1995, REO operations, inclusive of write-downs generated $7.4 million of income, compared with net expense of $12,000 in 1994 and $6.3 million in 1993. During 1995, net gains on the disposition of properties totaled $5.0 million. There were no gains or losses in 1994 and only $340,000 of net gains in 1993. During 1994 and 1993, write-downs of $100,000 and $7.3 million were taken to increase the REO reserve for losses. (See "Financial Statements and Supplementary Data -- Note 7: REO" for further discussion of REO operations.)

Extraordinary Items

          In 1993, Washington Mutual redeemed for cash all $40.0 million in principal of its 10.50 percent subordinated capital notes due March 15, 1999. Also, during 1993, Washington Mutual prepaid advances from the FHLB totaling $432.6 million.

Taxation

          Income taxes include federal income taxes and applicable state income taxes. (See "Business--Taxation.")


          As a result of the Budget Act, which was signed into law on August 10, 1993, the corporate tax rate increased to 35 percent effective January 1, 1993. Washington Mutual was also required under the Budget Act to report certain securities and other assets at fair market value effective January 1, 1993. This rule, however, has not had a material impact on the income tax provision of the Company.

          In February 1992, FASB issued SFAS No. 109, Accounting for Income Taxes, that changed the accounting principle governing accounting for income taxes. The statement requires the use of the liability method in accounting for income taxes and eliminates on a prospective basis the former exception from the provision of deferred income taxes on thrift bad debt reserves. Washington Mutual implemented the change in first quarter 1993, as required by FASB. The change resulted in a cumulative positive adjustment to earnings of $13.4 million, on an after-tax basis.

Nonbanking Subsidiary Operations

          Nonbanking subsidiary operations generally constitute 5 percent of the Company's total pretax operating income. Pretax operating income (net income before amortization of goodwill and intangible assets and elimination of intercompany transactions) was $17.2 million in 1995, compared with $14.2 million in 1994 and $18.1 million in 1993. The securities and insurance operations typically account for more than 90 percent of nonbanking pretax operating income.

          WM Life improved its operating performance, posting pretax operating income of $14.3 million in 1995, up from $12.5 million in 1994 and $9.9 million in 1993. Contributing to the improvement in earnings were strong sales of annuities. However, annuities outstanding at year-end 1995 were up only 7 percent to $855.5 million, from $799.2 million at the end of 1994 due to a high level of surrenders of annuity contracts. Annuities outstanding at the end of 1994 were up 12 percent from $713.4 million at the end of 1993.

          Lower than anticipated sales reduced pretax operating income for Murphey Favre to $437,000 in 1995. The pretax net loss of $2.2 million in 1994 resulted primarily from the $5.0 million one-time expense of a legal settlement related to the sale by Murphey Favre between 1987 and 1990 of bonds issued by Homestead Savings of Millbrae, California. Murphey Favre earned $4.3 million on a pretax basis during 1993.

          Composite Research's financial performance has remained steady during the past three years, rising slightly to $3.0 million in 1995 from $2.9 million in 1994 and $2.5 million in 1993.

          The 1994 pretax operating income of Mutual Travel was $1.2 million, compared with $1.3 million in 1993. In March 1995, as part of the Company's decision to refocus on its core business, WMI sold Mutual Travel to a company whose principal shareholders were Mutual Travel's management team. The sale price is contingent upon the operating performance of Mutual Travel over the next three years, and is expected to result in a minimum pretax gain of approximately $4.0 million. The gain will be recognized when a substantial portion of the applicable provisions of the sale agreement are met, which is anticipated to be in early 1996.

          Nonbanking subsidiary results of operations were as follows:

                                                                             Year Ended December 31,
--------------------------------------------------------------------------------------------------------------
                                                                       1995           1994            1993
--------------------------------------------------------------------------------------------------------------
Securities:
  Murphey Favre, Inc.                                               $   437        $(2,249)        $ 4,334
  Composite Research & Management Co.                                 2,967          2,854           2,539
--------------------------------------------------------------------------------------------------------------
                                                                      3,404            605           6,873
WM Life Insurance Co.                                                14,292         12,482           9,900
Mutual Travel, Inc.                                                     229          1,178           1,266
WM Financial, Inc. and other                                           (691)           (23)             40
--------------------------------------------------------------------------------------------------------------
Net income before amortization of goodwill and other
  intangible assets, elimination of intercompany
  transactions, and federal income taxes                             17,234         14,242          18,079
Amortization of goodwill and other intangible assets                    932          1,501           1,874
--------------------------------------------------------------------------------------------------------------
Net income before elimination of intercompany transactions
  and federal income taxes                                          $16,302        $12,741         $16,205
==============================================================================================================

REVIEW OF FINANCIAL POSITION

Assets

          Assets grew substantially in 1995, as they did in 1994. During 1995, total assets grew $3,244.4 million to end the year at $22,420.4 million. At December 31, 1994, total assets were $19,176.0 million, an increase of $2,725.2 million from December 31, 1993. Most of the growth over the past two years has come from retaining originated loans (either as part of the loan portfolio or as securitized mortgage-backed securities) and acquiring investment-grade securities.

Investment Activities

          The Company's investment portfolio increased 48 percent to $7,941.1 million at December 31, 1995 from $5,348.6 million a year earlier. Contributing to the growth in 1995 was the securitization and retention of $2,373.2 million of loans. Also in 1995, as in 1994, Washington Mutual leveraged its capital and increased its investment portfolio. This increase was funded mostly through borrowings. By leveraging the balance sheet through the use of these wholesale activities, Washington Mutual generated additional net interest income.

          As of December 31, 1995, the Company's investment portfolio included $172.8 million held-to-maturity securities (with a fair value of $186.5 million), $7,768.1 million available-for-sale securities and $238,000 trading account securities. During 1995, FASB issued a report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers that allowed companies a one-time reassessment and related reclassification from the held-to-maturity category to the available-for-sale category without adverse accounting consequences for the remainder of the portfolio. Washington Mutual elected to take advantage of this opportunity and reclassified $3,501.2 million of its held-to-maturity securities into the available-for-sale category on December 1, 1995. Of the securities transferred, approximately 80 percent were fixed-rate securities.

          It is anticipated that these fixed-rate securities will be replaced with adjustable-rate agency securities, adjustable- and fixed-rate private-issue securities, collateralized mortgage obligations, and purchased loan pools as the fixed-rate securities pay down or are sold as market conditions permit. This portfolio restructuring strategy is intended to reduce the Company's interest rate sensitivity while simultaneously protecting its yield. As the Company substitutes adjustable-rate assets for fixed-rate securities, its sensitivity to future changes in interest rates decreases. This is because, unlike fixed-rate securities, adjustable-rate assets' interest rates change, within certain periodic and lifetime cap restraints, with corresponding changes in market rates. But, substituting adjustable-rate assets for fixed-rate securities can have two disadvantages. First of all, adjustable-rate assets, when compared with similar fixed-rate assets, carry additional credit risk in an increasing interest rate environment. As these assets reprice upward, the underlying borrower's creditworthiness may become impaired. Secondly, the holding of adjustable-rate assets will decrease the overall portfolio yield in a stable or declining interest rate environment. Accordingly, the Company plans to replace some of its fixed-rate securities with private-issue securities, collateralized mortgage obligations, and purchased loan pools to minimize the decline in portfolio yield.

          Historically, the yield on private-issue securities, collateralized mortgage obligations, and purchased loan pools has exceeded agency securities because they expose the Company to certain risks that are not inherent in agency securities, such as credit risk and liquidity risk. These assets are not guaranteed by the U.S. government or one of its agencies because the loan size, underwriting or underlying collateral of these assets often does not meet set industry standards. Consequently, there is a higher potential of loss of the principal investment. For this reason, it is possible that the Company will not receive an enhanced overall yield on the portfolio and in fact could incur a loss. Additionally, the Company may not be able to sell such assets in certain market conditions as the number of interested buyers may be limited at that time. Furthermore, the complex structure of certain collateralized mortgage obligations in the Company's portfolio increases the difficulty in assessing the portfolio's risk and its fair value. An example of some of the more complex structures include certain collateralized mortgage obligations where the Company holds subordinated tranches, certain collateralized mortgage obligations that have been resecuritized, and certain securities that contain a significant number of jumbo, nonconforming loans.

          In an effort to reduce these risks, the Company now performs a credit review on each individual security or loan pool prior to purchase. Such a review includes consideration of the collateral characteristics, borrower payment histories and information concerning loan delinquencies and losses of the underlying collateral. After a security is purchased, similar information will be monitored on a periodic basis. Furthermore, the Company has established internal guidelines limiting the geographic concentration of the underlying collateral.


          As of December 31, 1995, the Company held $744.6 million of private-issue securities. Of that amount, 14 percent were the highest investment grade (AAA), 66 percent were rated investment grade (AA or A), 13 percent were rated lowest investment grade (BBB) and 7 percent were rated below investment grade (BB or below). During 1995, the Company realized $8.4 million of losses on certain securities in the below investment grade portfolio due to credit quality deterioration.

          The available-for-sale portfolio is now much larger as a result of the transfer on December 1, 1995. Therefore, the Company redesignated $1,567.0 million of interest rate exchange agreements and interest rate cap agreements from short-term borrowings and deposits to the available-for-sale portfolio. While this is not expected to fully offset the impact of further changes in interest rates on the portfolio, it will help to reduce the impact of future changes. As of December 31, 1994, a net unrealized loss (on an after-tax basis) of $32.1 million associated with the available-for-sale securities was included as a separate component of stockholders' equity. But as a result of interest rate declines during 1995 and the reclassification of securities into the available-for-sale portfolio, the valuation reserve for the available-for-sale portfolio increased to a net unrealized gain (on an after-tax basis) of $78.4 million as of December 31, 1995.

          Available-for-sale securities reported in the financial statements at fair value consisted of the following:

(dollars in thousands)                              1995              1994         1993
---------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations      $  153,846        $  420,884     $138,342
  Corporate debt obligations                     437,985           135,060           --
  Equity securities                              365,204           265,010           --
---------------------------------------------------------------------------------------
                                                 957,035           820,954      138,342
Mortgage-backed securities:
  U.S. government agency                       6,068,903         1,471,070           --
  Corporate                                      744,609           349,431           --
---------------------------------------------------------------------------------------
                                               6,813,512         1,820,501
Derivative instruments:
  Interest rate exchange agreements              (11,847)           18,654           --
  Interest rate cap agreements                     9,415            41,690           --
---------------------------------------------------------------------------------------
                                                  (2,432)           60,344           --
---------------------------------------------------------------------------------------
                                              $7,768,115        $2,701,799     $138,342
=======================================================================================

          The stated maturities of the Company's available-for-sale securities were as follows:

                                                                December 31, 1995
------------------------------------------------------------------------------------------------------------------------------
                                                     Due after one     After five                           No
                                        Due within      but within     but within           After       stated
(dollars in thousands)                    one year      five years       10 years       10 years      maturity          Total
------------------------------------------------------------------------------------------------------------------------------
Investment securities:
U.S. government and agency
  obligations                              $65,056        $ 19,955       $  9,671      $   59,164     $     --    $   153,846
Corporate debt obligations                   1,512         143,734        188,456         104,283           --        437,985
Equity securities                               --              --             --              --      365,204        365,204
------------------------------------------------------------------------------------------------------------------------------
                                            66,568         163,689        198,127         163,447      365,204        957,035
Mortgage-backed securities:
U.S. government agency                           5          13,849          9,446       6,045,603           --      6,068,903
Corporate                                       --              --         19,257         725,352           --        744,609
------------------------------------------------------------------------------------------------------------------------------
                                                 5          13,849         28,703       6,770,955           --      6,813,512
Derivative instruments:
Interest rate exchange agreements               --         (11,847)            --              --           --        (11,847)
Interest rate cap agreements                    --           9,415             --              --           --          9,415
------------------------------------------------------------------------------------------------------------------------------
                                                --          (2,432)            --              --           --         (2,432)
-----------------------------------------------------------------------------------------------------------------------------
                                           $66,573        $175,106       $226,830      $6,934,402     $365,204     $7,768,115
==============================================================================================================================
Weighted average yield at
  end of year                                 4.80%           8.23%         7.01%           7.01%        7.00%          7.02%

          The available-for-sale portfolio is maintained as a source of investment income as well as potential liquidity should it be necessary for the Company to raise cash or reduce its asset size. Because the available-for-sale portfolio is required to be carried at fair value, its carrying value fluctuates with changes in market factors, primarily interest rates. This portfolio is substantially composed of mortgage-backed securities of which approximately 40 percent have adjustable rates and the remainder fixed rates. In an attempt to modify the interest flows on these securities as well as protect against market value changes, certain interest rate exchange agreements and interest rate cap agreements have been designated to the available-for-sale portfolio. The effect of such agreements in a rising interest rate environment is to shorten the effective repricing period of the underlying assets. Specifically, as short-term interest rates increase, the overall yield of the portfolio rises. However, the yield is constrained by periodic and lifetime interest rate adjustment limits or caps on the underlying adjustable-rate assets and also by the very nature of the fixed-rate assets in the portfolio. The Company, therefore, seeks to shorten the repricing period by entering into interest rate cap agreements that are intended to provide an additional layer of interest rate protection against the effect of the periodic and lifetime interest rate adjustment limits or caps and fixed-rate securities in the portfolio. Through the use of specific interest rate cap agreement provisions, management attempts to reduce the repricing ceiling of the portfolio and to effectively shorten the repricing period. Thus, the Company has a degree of interest rate protection when interest rates increase because the interest rate cap agreements provide a mechanism for repricing the investment portfolio generally on pace with current market rates. In a similar way, interest rate exchange agreements are utilized to provide protection in an increasing rate environment, but also result in sensitivity in a downward market. There can be no assurance that interest rate exchange agreements and interest rate cap agreements will provide the Company with protection in all scenarios or to the full extent of the Company's exposure.

          The following table presents the effect interest rate exchange agreements and interest rate cap agreements have on the repricing period of securities in the available-for-sale portfolio currently (as of December 31, 1995) or in an increasing interest rate environment (up 200 basis points):

                                                                               December 31, 1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                     After one
                                                               Reprice within       but within            After
(dollars in millions)                                               one year        two years        two years            Total
--------------------------------------------------------------------------------------------------------------------------------

Principal amount of securities                                         $3,690            $ 392          $ 3,550           $7,632
Effect of derivative instruments                                        3,715             (174)          (3,541)              --
--------------------------------------------------------------------------------------------------------------------------------
  Principal amount of securities after effect
    of derivative instruments                                          $7,405            $ 218          $     9           $7,632
================================================================================================================================

          The following table presents the effect interest rate exchange agreements and interest rate cap agreements have on the repricing period of securities in the available-for-sale portfolio in a decreasing interest rate environment (down 200 basis points):

                                                                               December 31, 1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                     After one
                                                                  Reprice within     but within         After
(dollars in millions)                                                one year        two years        two years            Total
--------------------------------------------------------------------------------------------------------------------------------
Principal amount of securities                                         $3,690             $392          $ 3,550           $7,632
Effect of derivative instruments                                        1,165               --           (1,165)              --
--------------------------------------------------------------------------------------------------------------------------------
Principal amount of securities after effect
  of derivative instruments                                            $4,855             $392          $ 2,385           $7,632
================================================================================================================================

          The held-to-maturity portfolio by investment type consisted of the following:

                                                                                                   December 31,
--------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                    1995             1994             1993
--------------------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations                                              $  6,592       $   32,720       $  292,532
  Corporate debt obligations                                                            72,855          370,374          486,970
  Municipal obligations                                                                 92,321           80,762           73,360
  Equity securities                                                                         --               --          240,637
--------------------------------------------------------------------------------------------------------------------------------
                                                                                       171,768          483,856        1,093,499
Mortgage-backed securities:
  U.S. government agency                                                                 1,018        2,044,220        2,323,175
  Corporate                                                                                 --          118,118          654,059
--------------------------------------------------------------------------------------------------------------------------------
                                                                                         1,018        2,162,338        2,977,234
--------------------------------------------------------------------------------------------------------------------------------
                                                                                      $172,786       $2,646,194       $4,070,733
================================================================================================================================

          The stated maturities of the Company's held-to-maturity securities were as follows:

                                                                        December 31, 1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                    After one       After five
                                                  Due within       but within       but within            After
(dollars in millions)                               one year       five years        10 years          10 years            Total
--------------------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency
    obligations                                       $   --          $    --          $ 6,592          $    --         $  6,592
  Corporate debt obligations                           2,034           31,123           22,536           17,162           72,855
  Municipal obligations                                1,090            1,658           36,202           53,371           92,321
--------------------------------------------------------------------------------------------------------------------------------
                                                       3,124           32,781           65,330           70,533          171,768
Mortgage-backed securities:
  U.S. government agency                                  --               --               --            1,018            1,018
--------------------------------------------------------------------------------------------------------------------------------
                                                          --               --               --            1,018            1,018
--------------------------------------------------------------------------------------------------------------------------------
                                                      $3,124          $32,781          $65,330          $71,551         $172,786
================================================================================================================================
Weighted average yield at end of year                   5.47%            8.61%            7.52%            7.03%            7.52%

          Due to the transfer of predominantly fixed-rate mortgage-backed securities from the held-to-maturity portfolio to the available-for-sale portfolio in 1995, the held-to-maturity portfolio now consists almost entirely of long-term fixed-rate debt securities that the Company intends to hold until maturity. This portfolio had a market value appreciation of 8 percent or $13.7 million on a pretax basis at year-end 1995, compared with a 8 percent or $202.6 million market value depreciation on a pretax basis at December 31, 1994. The decline in value at December 31, 1994 was due to the significant increase in interest rates during 1994.

          During 1994, there were no transfers between the available-for-sale and held-to-maturity portfolios, nor were there any sales from the held-to-maturity portfolio.

Loans

          Loans grew modestly during 1995 to end the year at $13,025.6 million. At December 31, 1994, total loans outstanding equaled $12,841.6 million. Over half of the 1995 loan production was securitized and retained in the Company's investment portfolio.

          The total amount of loans originated in 1995 was $4,429.8 million compared with $4,338.6 million in 1994. While a year-to-year comparison of total lending volume doesn't show much change, the mix between fixed- and adjustable-rate loan originations has substantially altered. With the easing of interest rates during the second half of 1995, loan production switched predominantly to fixed-rate lending compared with a preference towards adjustable-rate loans during 1994.

          Residential loan originations of $2,279.2 million in 1995 were up slightly from the 1994 level of $2,064.4 million. For the year, originations of loans to purchase homes were $1,437.4 million compared with $1,211.3 million last year, and refinancing activity in 1995 accounted for $841.8 million of the residential lending volume compared with $853.1 million in 1994. At year-end 1995, 1-4 family residential loans comprised 60 percent of total loans outstanding. However, with the more favorable interest rate environment in the latter half of 1995, residential loan originations during the fourth quarter were up 116 percent from the same period a year ago.

          Residential construction originations of $929.8 million for 1995 were down from $1,034.2 million in 1994. Custom built homes for the final purchaser were responsible for over 60 percent of these originations during both years. The remainder were to builders for resale. At year-end 1995, total residential construction loans outstanding for custom homes were $367.4 million and builder loans totaled $248.4 million, or collectively 5 percent of total loans. Because of its short-term nature and relatively high profit margins, residential construction lending is very profitable. Residential construction loans also contain a higher degree of risk than other residential loans. For this reason, Washington Mutual has strict lending and monitoring policies to limit credit exposure. At year-end 1995, less than 2 percent of residential construction loans were nonperforming, and loan charge-offs were minimal during the year.

          Consumer loan originations of $940.7 million for all of 1995 were slightly below the prior year's level of $977.8 million. The majority of consumer lending was for second mortgage and manufactured housing loans. Both of these loan areas are natural extensions of shelter-based lending and have higher yields and generally shorter terms than traditional first mortgages.
At year-end 1995, consumer loans accounted for 20 percent of total loans.

          At December 31, 1995, commercial real estate lending constituted 14 percent of total loans, of which 50 percent were for multi-family housing.

          Commercial business lending accounted for 1 percent of total loans at year-end 1995, but is expected to gain in importance with the recent commercial bank mergers.

          Loans originated consisted of the following:

                                                                            Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                  1995             1994             1993             1992             1991
-----------------------------------------------------------------------------------------------------------------------------------
Residential (1-4 family units):
  Fixed-rate                                      $1,557,106      $   792,202       $3,012,935       $2,159,027       $1,241,085
  Adjustable-rate                                    722,136        1,272,187          824,743          682,559          131,710
  Residential construction                           929,827        1,034,176          847,217          652,952          459,029
-----------------------------------------------------------------------------------------------------------------------------------
                                                   3,209,069        3,098,565        4,684,895        3,494,538        1,831,824
Consumer:
  Second mortgage and other
    consumer                                         686,268          748,826          751,433          465,018          328,376
  Manufactured housing                               254,394          229,011          190,555          172,827          146,131
-----------------------------------------------------------------------------------------------------------------------------------
                                                     940,662          977,837          941,988          637,845          474,507
Commercial real estate:
  Apartment buildings                                 96,639           92,135           71,771           59,959           31,177
  Other                                               71,870           71,508          135,214           63,003           52,851
-----------------------------------------------------------------------------------------------------------------------------------
                                                     168,509          163,643          206,985          122,962           84,028

Commercial business                                  111,597           98,539           83,722           58,984           46,230
-----------------------------------------------------------------------------------------------------------------------------------
                                                  $4,429,837       $4,338,584       $5,917,590       $4,314,329       $2,436,589
===================================================================================================================================

Deposits

          Total deposits increased to $11,306.4 million at December 31, 1995, from $10,432.9 million at December 31, 1994. The majority of deposits are retail in nature. Wholesale activities -- primarily time deposits from political subdivisions and public agencies -- are an alternative to other borrowings and their levels are determined by management's decisions as to the most economic funding sources.

          The following table sets forth information relating to deposit flows, total deposits and the weighted average interest rate on deposit accounts for the periods indicated:

                                                                                              Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                    1995             1994             1993
-----------------------------------------------------------------------------------------------------------------------------------
Decrease due to deposit outflow                                                       $(42,033)       $(126,482)      $ (834,066)
Increase due to acquired deposits                                                      417,078          211,537        3,831,700
Increase due to interest credited                                                      498,503          370,872          354,743
-----------------------------------------------------------------------------------------------------------------------------------
  Increase in total deposits                                                        $  873,548        $ 455,927       $3,352,377
===================================================================================================================================
Total deposits at end of year                                                      $11,306,436      $10,432,888       $9,976,961
Weighted average rate for the year                                                        4.69%            3.97%            3.71%

          The Company utilizes interest rate exchange agreements and interest rate cap agreements to reduce its exposure to rising interest rates. (See "Financial Statements and Supplementary Data--Note 16: Interest Rate Risk Management.")

Nondeposit Products

          Through its nonbanking subsidiaries, Washington Mutual offers to its customers alternative retail investment products. Annuities underwritten by WM Life increased $56.3 million to $855.5 million. Assets of the Composite Group of mutual funds, managed by Composite Research ended the year at $1,268.5 million, up from $1,095.5 million at December 31, 1994. The improvement was due primarily to an increase in market valuation.

Borrowings

          Washington Mutual's borrowings primarily take the form of securities sold under agreements to repurchase and advances from the FHLB. These two borrowing sources totaled $3,965.8 million and $3,711.4 million at year-end 1995 compared with $2,596.2 million and $3,737.6 million at December 31, 1994. The exact mix at any given time is dependent upon the market pricing of the two borrowing sources. The increase in the level of borrowing was used to fund the Company's asset growth.

          The Company utilizes interest rate exchange agreements and interest rate cap agreements to reduce its exposure to rising interest rates. (See "Financial Statements and Supplementary Data -- Note 15: Interest Rate Risk Management.")

ASSET QUALITY

Classified Assets

          Classified assets, which consist of nonaccrual loans, loans under foreclosure, REO and performing loans (including substandard troubled debt restructurings) and securities that exhibit credit quality weaknesses, were as follows:

                                                                                                            December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                                     1995             1994
-----------------------------------------------------------------------------------------------------------------------------------

Nonaccrual loans and loans under foreclosure                                                           $ 69,707         $ 61,633
REO                                                                                                      25,064           19,122
-----------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                                                                               94,771           80,755
Troubled debt restructurings (classified as substandard)                                                 13,094           10,289
Other classified loans                                                                                   97,946          156,384
Classified securities                                                                                    37,645           12,865
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       $243,456         $260,293
===================================================================================================================================


          Classified assets of $243.5 million were down 6 percent from year-end 1994 due to both the improved credit quality of certain commercial real estate and residential construction loans and to loan repayments.

          Nonperforming assets increased to $94.8 million at the end of the 1995 from $80.8 million at December 31, 1994. The majority of the increase stemmed from a rise in the level of nonperforming residential real estate loans. However, nonperforming assets as a percentage of total assets remained steady at
0.42 percent at year-end 1995, compared with year-end 1994.

          Even though nonperforming commercial real estate assets declined to $32.9 million at December 31, 1995, from $35.6 million a year ago, four large loans (properties valued at $1.0 million or more) were placed on nonaccrual--a California loan for $2.7 million and three Washington loans totaling $6.3 million. Also, during 1995, a REO property valued at $4.8 million was sold and another loan with a basis of $1.8 million was returned to current status. At the end of 1995, troubled assets in California totaled less than 12 percent of total nonperforming assets.

          Nonperforming assets and troubled debt restructurings consisted of the following:

                                                                           December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                 Nonaccruing                             Total             As a         Troubled
                                                     Loans &                              Non-       Percentage             Debt
                                                 Loans Under                        performing               of         Restruc-
(dollars in thousands)                         Foreclosure(1)             REO           Assets     Total Assets       turings(2)
-----------------------------------------------------------------------------------------------------------------------------------

Residential                                          $38,449          $ 7,965          $46,414             0.21%        $     --
Residential construction                               9,550              695           10,245             0.05               --
Apartment buildings                                    3,934               --            3,934             0.02            2,605
Other commercial real estate                           7,889           21,048           28,937             0.13           15,629
Second mortgage and other consumer                     7,138              445            7,583             0.03               --
Manufactured housing                                   1,923            1,286            3,209             0.01               --
Commercial business                                      824               --              824               --               --
Reserve for REO losses                                    --           (6,375)          (6,375)           (0.03)              --
-----------------------------------------------------------------------------------------------------------------------------------
                                                     $69,707          $25,064          $94,771             0.42%         $18,234
===================================================================================================================================

                                                                           December 31, 1994
-----------------------------------------------------------------------------------------------------------------------------------
                                                 Nonaccruing                             Total             As a         Troubled
                                                     Loans &                              Non-       Percentage             Debt
                                                 Loans Under                        performing               of         Restruc-
(dollars in thousands)                           Foreclosure              REO           Assets     Total Assets          turings
-----------------------------------------------------------------------------------------------------------------------------------

Residential                                          $27,954         $  6,807          $34,761             0.18%              --
Residential construction                               4,640            1,691            6,331             0.03               --
Apartment buildings                                    9,106              729            9,835             0.05            1,680
Other commercial real estate                          10,828           14,972           25,800             0.13            8,609
Second mortgage and other consumer                     6,444              692            7,136             0.04               --
Manufactured housing                                   1,643              736            2,379             0.01               --
Commercial business                                    1,018               --            1,018             0.01               --
Reserve for REO losses                                    --           (6,505)          (6,505)           (0.03)              --
-----------------------------------------------------------------------------------------------------------------------------------
                                                     $61,633          $19,122          $80,755             0.42%         $10,289
===================================================================================================================================
December 31, 1993                                    $77,928          $34,624         $112,552             0.68%          $8,265
December 31, 1992                                     45,604           88,033          133,637             1.27            9,631
December 31, 1991                                     41,165           93,885          135,050             1.58            8,431

(1) Includes $22.2 million of loans designated as impaired.
(2) Includes $8.8 million of loans designated as impaired.
(See "Management's Discussion and Analysis of Financial Position and Results of Operations - Asset Quality - Impaired Loans.")

          Nonperforming commercial real estate and troubled debt restructurings by geographic distribution and property type consisted of the following:

                                                                          December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                            As a
                                     Nonaccruing                           Total                      Percentage          Troubled
                                         Loans &                            Non-            Total       of Total              Debt
                                     Loans Under                      performing            Loans          Loans          Restruc-
(dollars in thousands)               Foreclosure             REO          Assets            & REO          & REO           turings
-----------------------------------------------------------------------------------------------------------------------------------

Washington                              $  5,193         $16,059         $21,252       $1,033,063           2.06%         $ 1,014
California                                 5,745           4,989          10,734          210,125           5.11           13,466
Other states                                 885              --             885          645,207           0.14            3,754
-----------------------------------------------------------------------------------------------------------------------------------
                                         $11,823         $21,048         $32,871       $1,888,395           1.74%         $18,234
===================================================================================================================================
Apartment buildings                     $  3,934         $    --        $  3,934      $   938,533           0.42%         $ 2,605
Office buildings                           2,931          11,655          14,586          164,103           8.89               --
Shopping centers                              --           1,357           1,357          114,158           1.19               --
Medical/dental buildings                     586           4,364           4,950           50,349           9.83               --
Other                                      4,372           3,672           8,044          621,252           1.29           15,629
-----------------------------------------------------------------------------------------------------------------------------------
                                         $11,823         $21,048         $32,871       $1,888,395           1.74%         $18,234
===================================================================================================================================


Impaired Loans

          On January 1, 1995, Washington Mutual adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan. It is applicable to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. Loans collectively evaluated for impairment include residential real estate and consumer loans because of the significant number of loans, their relatively small balances and historically low level of losses. All residential construction, commercial real estate and commercial business loans, regardless of loan amount, are individually evaluated for impairment. Factors involved in determining impairment include, but are not limited to, the financial condition of the borrower, value of the underlying collateral, and current economic conditions. SFAS No. 114 also applies to all loans that are restructured in a troubled debt restructuring, subsequent to the adoption of SFAS No. 114, as defined by SFAS No. 15. A troubled debt restructuring is a restructuring in which the creditor grants a concession to the borrower that it would not otherwise consider. At December 31, 1995, the Company had $18.2 million of restructured loans of which $8.8 million, though performing, were considered to be impaired. Troubled debt restructurings which were not considered to be impaired were restructured prior to 1995 and have been performing according to the terms of the restructure.

          A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the terms of the loan agreement. SFAS No. 114 requires that impairment of loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Washington Mutual bases the measurement of loan impairment on the fair value of the loan's underlying collateral. The amount by which the recorded investment of the loan exceeds the value of the impaired loan's collateral is included in the Company's allocated reserve for loan losses. Any portion of an impaired loan classified as loss under regulatory guidelines is charged off.

          At December 31, 1995, loans totaling $99.7 million were impaired, of which $67.0 million had allocated reserves of $10.9 million. The remaining $32.7 million were either nonperforming or previously written down, and have no reserves allocated to them at this time. Of the $99.7 million of impaired loans, $12.1 million were on nonaccrual status, $10.1 million were under foreclosure, and $77.5 million (including $8.8 million of troubled debt restructurings) were performing but judged to be impaired. (See "Management's Discussion and Analysis of Financial Position and Results of Operations - Asset Quality - Classified Assets" and "Financial Statements and Supplementary Data -- Note 6: Loans.")

          Impaired loans and the related allocated reserve for loan losses were as follows:

                                                                               December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------

                                                                   Gross Loan           Amount         Net Loan        Allocated
(dollars in thousands)                                                 Amount      Charged-off           Amount         Reserves
-----------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans:
  With allocated reserves                                              $6,511           $1,224           $5,287           $1,370
  Without allocated reserves                                            7,616              793            6,823               --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       14,127            2,017           12,110            1,370
Loans under foreclosure:
  With allocated reserves                                               2,214               --            2,214              664
  Without allocated reserves                                            8,193              320            7,873               --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       10,407              320           10,087              664
Troubled debt restructurings:
  With allocated reserves                                               3,446               --            3,446               --
  Without allocated reserves                                            5,854              516            5,338              359
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        9,300              516            8,784              359
Other impaired loans:
  With allocated reserves                                              56,096               33           56,063            8,535
  Without allocated reserves                                           19,246            6,600           12,646               --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       75,342            6,633           68,709            8,535
-----------------------------------------------------------------------------------------------------------------------------------
                                                                     $109,176           $9,486          $99,690          $10,928
===================================================================================================================================

PROVISION FOR LOAN LOSSES AND RESERVE FOR LOAN LOSSES

          The provision for loan losses during 1995 was $11.2 million compared with $20.4 million in 1994 and $35.2 million in 1993. The 1995 and 1994 provision reflected the Company's strong level of reserves and continued improvement in asset quality. Given the significant decline in nonperforming assets and continued growth of the reserve for loan losses during 1994, management further reduced the provision for loan losses in 1995. The growth in the provision during 1993 was determined necessary by management because of the increase in the size of the loan portfolio and uncertainty about the economic conditions in some lending markets as well as caution about the quality of the loans acquired from Pacific First.

          The Company's primary focus of residential, residential construction, and consumer lending continued to demonstrate extremely high credit quality during 1992, resulting in a low level of provision for loan losses. At year-end 1992, commercial credits, which consist primarily of high-yield bonds, declined to $14.0 million from $22.2 million at the end of the previous year. This decline was primarily the result of $6.6 million in sales during the year. However, by the end of 1992 nonperforming assets in this portfolio had increased to $8.5 million from $360,000 one year earlier. This increase in nonperforming credits was anticipated by management and was considered in the 1991 analysis of the reserve for loan losses. The provision for 1991 also included amounts to provide for the growing potential exposure to loss in the California commercial real estate market.

          In determining the adequacy of the reserve for loan losses and the related level of provision, management reviews the amount and type of loan charge-offs. Loan charge-offs, net of recoveries for 1995 totaled $5.7 million. This was less than the level of net charge-offs of $8.1 million in 1994 and $20.0 million in 1993. During 1993, net charge-offs of commercial real estate loans accounted for $12.9 million of total net charge-offs. However, with the improved performance of the commercial real estate portfolio, recoveries exceeded charge-offs by $427,000 in 1995 and net charge-offs on commercial real estate loans totaled only $395,000 during 1994. Of the $5.7 million of net charge-offs taken in 1995, $4.7 million was the result of consumer loan activity in large part due to loans acquired from Pacific First. Net charge-offs on consumer loans have grown to the current level from $4.3 million in 1994 and $2.2 million in 1993.

          Loan charge-offs, net of recoveries during 1992 totaled $18.0 million, down from $23.0 million in 1991. In 1992, commercial credit net charge-offs totaled only $424,000, but commercial real estate loan net charge-offs increased to $14.4 million from $4.5 million in 1991. This increase was primarily the result of charge-offs on California loans. During 1991, the majority of net charge-offs resulted from $16.9 million on commercial credits. The exposure of commercial credits has declined significantly in recent years.

          Changes in the reserve for loan losses were as follows:

                                                                                Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                       1995            1994            1993           1992            1991
-----------------------------------------------------------------------------------------------------------------------------------

Balance, beginning of year                               $132,499        $119,315       $  58,075       $ 55,900        $ 55,946
Provision for loan losses                                  11,150          20,400          35,225         14,887          22,407
Reserves added through business
  combinations                                              5,372             921          46,000          5,320             571
Reserves charged-off:
  Residential                                              (1,214)         (1,604)         (1,612)        (1,138)           (379)
  Residential construction                                   (125)           (190)           (297)          (937)           (139)
  Commercial real estate                                   (1,260)         (2,353)        (13,832)       (15,011)         (5,308)
  Manufactured housing, second
    mortgage and other consumer                            (5,378)         (5,460)         (2,993)        (1,423)         (1,610)
  Commercial business                                        (813)         (2,065)         (3,065)        (1,321)        (18,544)
-----------------------------------------------------------------------------------------------------------------------------------
                                                           (8,790)        (11,672)        (21,799)       (19,830)        (25,980)
Reserves recovered:
  Residential                                                 171              17              45             17              36
  Residential construction                                     47              --              --             --             314
  Commercial real estate                                    1,687           1,958             889            571             598
  Manufactured housing, second
    mortgage and other consumer                               701           1,117             768            313             315
  Commercial business                                         482             443             112            897           1,693
-----------------------------------------------------------------------------------------------------------------------------------
                                                            3,088           3,535           1,814          1,798           2,956
-----------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                     $143,319        $132,499        $119,315       $ 58,075        $ 55,900
===================================================================================================================================
Ratio of net charge-offs during the period to
 average loans outstanding during the period                 0.07%          0.10%            0.22%          0.32%           0.48%

          As part of the process of determining the adequacy of the reserve for loan losses, management reviews the loan portfolio for specific weaknesses. A portion of the reserve is then allocated to reflect the loss exposure. Residential real estate and consumer loans are not individually analyzed for impairment and loss exposure because of the significant number of loans, their relatively small balances and historically low level of losses. Residential construction, commercial real estate and commercial business loans were evaluated individually for impairment, which resulted in an allocation of $10.9 million of the reserve for loan loss at year-end 1995, compared with a high of $28.6 million in 1992. Contributing to the decline was a reduction in the level of allocated reserves related to commercial real estate in California. While the quality of the California commercial real estate portfolio appears to have improved over the past four years, reserves allocated to this portfolio still comprised 60 percent of total allocated reserves at December 31, 1995. With the reduction of commercial credits, reserves were last allocated to this portfolio in 1993.

          Unallocated reserves are established for loss exposure that may exist in the remainder of the loan portfolio but has yet to be identified. In determining the adequacy of unallocated reserves, management considers changes in the size and composition of the loan portfolio, actual historical loan loss experience, and current and anticipated economic conditions. Further analysis of the reserve for loan losses during 1996 will determine if the current level of provision for loan loss will be sustainable throughout 1996 and beyond. The high level of unallocated reserves established during 1993 was due to the Company's acquisition of Pacific First. The acquisition brought a significant increase in total loans outstanding, a change in the mix of loans in the portfolio, some uncertainty as to the long-term credit quality of acquired loan portfolios as well as caution over future economic conditions. During 1991, primarily because of a growing concern over the declining commercial real estate market in California, the Company increased its level of unallocated reserves. During 1992, the losses in the California loan portfolio were identified and reserves were allocated appropriately. This allocation is primarily responsible for the decline in unallocated reserves at year-end 1992 to $29.5 million from $38.2 million at the end of the prior year.

          An analysis of the reserve for loan losses was as follows:

                                                                                     December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                       1995            1994            1993           1992            1991
-----------------------------------------------------------------------------------------------------------------------------------
Allocated reserves:
  Commercial real estate                                $  10,770       $  15,594       $  19,354        $21,746        $  5,736
  Residential construction                                    158           1,327           1,503          1,219           1,901
  Commercial business/credits                                  --              --           1,718          5,597          10,064
-----------------------------------------------------------------------------------------------------------------------------------
                                                           10,928          16,921          22,575         28,562          17,701
Unallocated reserves                                      132,391         115,578          96,740         29,513          38,199
-----------------------------------------------------------------------------------------------------------------------------------
                                                         $143,319        $132,499        $119,315        $58,075         $55,900
===================================================================================================================================
Total reserve for loan losses as a percentage of:
  Total loans                                                1.10%           1.03%           1.06%           0.83%          1.01%
  Nonperforming loans                                      205.62          214.98          152.87          127.35         135.79

INTEREST RATE RISK MANAGEMENT

          Washington Mutual's banking subsidiaries traditionally have had a mismatch between the maturities of their assets and liabilities because customers generally prefer short-term deposits and long-term fixed-rate loans. This mismatch is not a problem when interest rates are stable or declining. However, with a rise in short-term interest rates, as was experienced throughout most of 1994, the interest paid on deposits and other short-term borrowings increases much more quickly than the interest earned on loans and investments. The result for Washington Mutual was a reduction in its net interest spread and the corresponding pressure on net interest income in both 1994 and 1995. Washington Mutual engages in a comprehensive asset and liability management program that attempts to reduce the risk of significant decreases in net interest income caused by interest rate changes. The implementation of strategies to reduce interest rate risk, however, generally has the negative effect of lowering current period earnings. Management tries to balance these two factors in administering its interest rate risk program. The Company monitors its interest rate sensitivity and attempts to reduce the risk of a significant decrease in net interest income caused by a change in interest rates; nevertheless, rising interest rates or a flat yield curve adversely affects the Company's operations.

          As part of this program, management actively manages the actual asset and liability maturities and at various times uses derivative instruments, such as interest rate exchange agreements and interest rate cap agreements, to reduce the negative effect that rising rates could have on net interest income. Derivative instruments have received a lot of attention lately because of the financial exposure they may cause if not used appropriately. Management, in conjunction with the Company's Board of Directors, has established strict policies and guidelines for their use. Moreover, Washington Mutual has used these instruments for many years solely to mitigate interest rate risk. Under no circumstances are these instruments used as techniques to generate earnings by speculating on the movements of interest rates, nor does the Company act as a dealer of these instruments. (See "Financial Statements and Supplementary Data--Note 15: Interest Rate Risk Management.")

          Another strategy management has used to reduce the Company's sensitivity to rising interest rates is to securitize and then sell its fixed-rate loan production. Toward the end of 1995, the Company sold $1,255.3 million of predominately fixed-rate mortgage-backed securities. Essentially, these securities were replaced with the purchase of adjustable-rate securities. Depending on market conditions at the time, management may pursue this strategy more vigorously in 1996.

          At the end of 1995, Washington Mutual's one-year gap was a negative
13.3 percent, relatively unchanged from a negative 13.7 percent at the end of 1994. The one-year gap is a conventional measure of interest sensitivity for thrift institutions.

          Interest sensitivity analysis by maturity or repricing period was as follows:

                                                                          December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           After one    After two  After five
                                                                  4-12    but within   but within  but within      After
(dollars in millions)                         0-3 Months         Months    two years   five years  10 years     10 years      Total
-----------------------------------------------------------------------------------------------------------------------------------
Interest-sensitive assets:
Cash, cash equivalents, and
  trading account
  securities(1)                                   $    564    $      --    $      --    $      --      $   --     $   --   $   564
Available-for-sale securities(2)(5)                  1,233        2,457          392        1,053       1,234      1,263     7,632
Held-to-maturity securities                              1            2            1           32          66         71       173
Loans(3):
Real estate loans                                    1,531        2,571        1,149        2,133       1,417      1,316    10,117
Manufactured housing, second mortgage
  and other consumer                                   425          634          495          736         332         80     2,702
Commercial credits                                     204           60           29           54          34         12       393
-----------------------------------------------------------------------------------------------------------------------------------
                                                     2,160        3,265        1,673        2,923       1,783      1,408    13,212
-----------------------------------------------------------------------------------------------------------------------------------
                                                     3,958        5,724        2,066        4,008       3,083      2,742    21,581
Interest-sensitive liabilities:
Deposits(4)                                          2,569        4,993        2,261        1,231          87        158    11,299
Borrowings and other liabilities                     6,147          784        1,150          950         150          7     9,188
-----------------------------------------------------------------------------------------------------------------------------------
                                                     8,716        5,777        3,411        2,181         237        165    20,487
Derivative instruments affecting
  interest rate sensitivity:
Interest rate exchange agreements:
Designated against available-for-
  sale securities(5)                                  (775)          75          200          500         --         --        --
Interest rate cap agreements:
Designated against available-for-
  sale securities(5)                                (1,975)         850          875          250          --         --        --
-----------------------------------------------------------------------------------------------------------------------------------
                                                    (2,750)         925        1,075          750          --         --        --
-----------------------------------------------------------------------------------------------------------------------------------
Net (liability) asset sensitivity                  $(2,008)     $  (978)     $(2,420)      $1,077      $2,846     $2,577   $ 1,094
===================================================================================================================================
Net (liability) asset sensitivity as a
  percentage of total assets                         (8.96)%      (4.36)%     (10.79)%       4.80%      12.69%     11.50%     4.88%


(1) Includes accrued interest on interest-earning assets.
(2) Excludes mark-to-market adjustment.
(3) Excludes deferred loan fees, reserve for loan losses and premium and discount on purchased loans.
(4) Excludes premium on purchased deposits. Deposits without stated maturity are included in the category "Due within one year."
(5) See "Investment Activities" regarding the effect of derivative instruments on the repricing period of available-for-sale securities against which the derivative instruments are designated.

          While the one-year gap helps provide some information about a financial institution's interest sensitivity, it does not predict the trend of future earnings. For this reason, Washington Mutual uses financial modeling to forecast earnings under different interest rate projections. Although this modeling is very helpful in managing interest rate risk, it does require significant assumptions for the projection of loan prepayment rates, loan origination volumes and liability funding sources that may prove to be inaccurate.

LIQUIDITY

          Liquidity management focuses on the need to meet both short-term funding requirements and long-term growth objectives. The long-term growth objectives of the Company are to attract and retain stable consumer deposit relationships and to maintain stable sources of wholesale funds. Because the low interest rate environment of recent years inhibited consumer deposits, Washington Mutual has supported its growth through business combinations with other financial institutions and by increasing its use of wholesale borrowings. Should the Company not be able to increase deposits either internally or through acquisitions, its ability to grow would be dependent upon, and to a certain extent limited by, its borrowing capacity.

          Washington Mutual actively manages its ability to meet short-term cash requirements under both normal (operating) and extreme (contingent) circumstances using guidelines established by its Board of Directors. The operating liquidity ratio is used to ensure that normal short-term secured borrowing capacity is sufficient to satisfy unanticipated cash needs. The contingent liquidity ratio measures the ability to raise cash by liquidating assets in the event of a very adverse business environment. At December 31, 1995, the Company had excess liquidity compared to its established guidelines.

          To meet its immediate needs for funds as well as long-term lending demands, Washington Mutual maintains various sources of liquid assets and borrowing capabilities. At December 31, 1995, the Company was able to borrow an additional $5,424.1 million through the use of collateralized borrowings using unpledged mortgage-backed securities and other wholesale sources.

           During 1995, the Company increased its balance of cash and cash equivalents by $336.0 million. Washington Mutual's major sources of funds are generated from the collection of loan principal and interest payments, attracting deposits, and the use of borrowing instruments, such as securities sold under agreements to repurchase and FHLB advances. In addition, Washington Mutual is able to generate funds through the sale of loans and investment securities available for sale. The Company uses these funds primarily to originate loans and maintain its investment portfolio. (See "Consolidated Statements of Cash Flows.")

CAPITAL REQUIREMENTS

          Washington Mutual's banking subsidiaries exceeded all current regulatory capital requirements to be classified as well-capitalized institutions, the highest regulatory standard. In order to be categorized as a well-capitalized institution, the FDIC requires banks it regulates to maintain a leverage ratio, defined as Tier 1 capital divided by total regulatory assets, of at least 5.00 percent; total capital of at least 10.00 percent of risk-weighted assets; and Tier 1 (or core) capital of at least 6.00 percent of risk-weighted assets. At December 31, 1995, WMB's consolidated ratio of leverage capital to assets was 5.72 percent, the ratio of total capital to risk-weighted assets was
11.58 percent, and the ratio of core capital to risk-weighted assets was 10.70 percent.

          Washington Mutual's federal savings bank subsidiary is required by the OTS to maintain certain capital levels. In order to be classified as a well-capitalized institution, the OTS requires banks it regulates to maintain a leverage ratio of at least 5.00 percent; total capital of at least 10.00 percent of risk-weighted assets; and core capital of at least 6.00 percent of risk-weighted assets. At December 31, 1995, the federal banking subsidiary was in compliance with all well-capitalized requirements.

          WM Life is subject to risk-based capital requirements developed by the NAIC. This measure uses four major categories of risk to calculate an appropriate level of capital to support an insurance company's overall business operations. The four risk categories are asset risk, insurance risk, interest rate risk and business risk. At December 31, 1995, WM Life's capital was 672 percent of its required regulatory risk-based level.

          (See "Financial Statements and Supplementary Data--Note 22: Regulatory Capital Requirements.")

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Washington Mutual, Inc.:

We have audited the accompanying restated consolidated statements of financial position of Washington Mutual, Inc. and subsidiaries (the Company) as of December 31, 1995 and 1994, and the related restated consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these restated financial statements based on our audits. The restated consolidated financial statements give retroactive effect to the merger of Washington Mutual, Inc. and Western Bank, which has been accounted for as a pooling of interests as described in Note 2 to the restated consolidated financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the restated consolidated financial statements referred to above present fairly, in all material respects, the financial position of Washington Mutual, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, on January 1, 1994.



Deloitte & Touche LLP

Seattle, Washington
October 15, 1996

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                           As restated - See note 2
                                                                           Year Ended December 31,
--------------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)               1995              1994              1993
--------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                          $ 1,094,538        $  949,777       $   822,874
Available-for-sale securities                                      294,286           151,561             1,371
Held-to-maturity securities                                        185,388           156,043           253,945
Cash equivalents                                                     4,748             1,169             3,119
--------------------------------------------------------------------------------------------------------------
  Total interest income                                          1,578,960         1,258,550         1,081,309
INTEREST EXPENSE
Deposits                                                           498,503           370,872           354,743
Borrowings                                                         462,221           280,999           166,007
--------------------------------------------------------------------------------------------------------------
  Total interest expense                                           960,724           651,871           520,750
--------------------------------------------------------------------------------------------------------------
     Net interest income                                           618,236           606,679           560,559
Provision for loan losses                                           11,150            20,400            35,225
--------------------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses           607,086           586,279           525,334
OTHER INCOME
Depositor fees                                                      57,491            28,474            22,317
Loan servicing fees                                                 10,619             9,209            13,381
Other service fees                                                  32,789            50,098            53,683
Other operating income                                              17,649            25,186            20,918
Gain on sale of loans, inclusive of write-downs                      1,683               802            15,490
Gain on sale of other assets, inclusive of write-downs              (2,357)            4,733            26,786
--------------------------------------------------------------------------------------------------------------
  Total other income                                               117,874           118,502           152,575
OTHER EXPENSE
Salaries and employee benefits                                     190,183           189,281           176,384
Occupancy and equipment                                             72,990            67,602            60,106
Regulatory assessment fees                                          21,542            22,404            20,425
Data processing expense                                              9,419             8,085             8,859
Other operating expense                                            102,565            98,840            98,115
Amortization of goodwill and other intangible assets                28,306            29,076            24,690
Real estate owned ("REO") operations, inclusive of
  write-downs                                                       (7,350)               12             6,295
--------------------------------------------------------------------------------------------------------------
  Total other expense                                              417,655           415,300           394,874
--------------------------------------------------------------------------------------------------------------
     Income before income taxes, extraordinary items and
       cumulative effect of change in tax accounting
       method                                                      307,305           289,481           283,035
Income Taxes                                                       107,504           108,159            98,864
--------------------------------------------------------------------------------------------------------------
     Income before extraordinary items and cumulative
       effect of change in tax accounting method                   199,801           181,322           184,171
Extraordinary items, net of federal income tax effect                   --                --            (8,953)
Cumulative effect of change in tax accounting method                    --                --            13,365
--------------------------------------------------------------------------------------------------------------
Net Income                                                     $   199,801        $  181,322       $   188,583
==============================================================================================================
Net Income Attributable to Common Stock                        $   181,217        $  162,738       $   175,025
==============================================================================================================
Per share amounts -- primary
  Income before extraordinary items and cumulative
     effect of change in tax accounting method                 $      2.59        $     2.45       $      2.63
  Extraordinary items, net of federal income tax effect                                                  (0.14)
  Cumulative effect of change in tax accounting method                                                    0.21
--------------------------------------------------------------------------------------------------------------
     Net Income                                                $      2.59        $     2.45       $      2.70
==============================================================================================================
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative
     effect of change in tax accounting method                 $      2.51        $     2.38       $      2.51
  Extraordinary items, net of federal income tax effect                                                  (0.13)
  Cumulative effect of change in tax accounting method                                                    0.19
--------------------------------------------------------------------------------------------------------------
     Net Income                                                $      2.51        $     2.38       $      2.57
==============================================================================================================

See Notes to Restated Consolidated Financial Statements

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


                                                                                  As restated - See note 2
                                                                                        December 31,
-------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                            1995               1994
-------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                      $   598,272       $    262,256
Trading account securities                                                             238                572
Available-for-sale securities, amortized cost $7,642,766 and $2,752,630          7,768,115          2,701,799
Held-to-maturity securities, fair value $186,521 and $2,443,557                    172,786          2,646,194
Loans                                                                           13,025,567         12,841,639
Loans held for sale                                                                  9,683              3,564
REO                                                                                 25,064             19,122
Premises and equipment                                                             219,056            198,576
Goodwill and other intangible assets                                               161,127            190,998
Other assets                                                                       440,471            311,271
-------------------------------------------------------------------------------------------------------------
    Total assets                                                               $22,420,379       $ 19,175,991
=============================================================================================================

LIABILITIES
Deposits:
  Checking accounts                                                            $ 1,351,086       $  1,256,381
  Savings and money market accounts                                              3,968,521          3,619,364
  Time certificates                                                              5,986,829          5,557,143
-------------------------------------------------------------------------------------------------------------
    Total deposits                                                              11,306,436         10,432,888
Annuities                                                                          855,503            799,178
Federal funds purchased                                                            430,000                 --
Securities sold under agreements to repurchase                                   3,965,820          2,596,209
Advances from the Federal Home Loan Bank ("FHLB")                                3,711,402          3,737,611
Other borrowings                                                                   225,053             79,891
Other liabilities                                                                  266,081            165,956
-------------------------------------------------------------------------------------------------------------
    Total liabilities                                                           20,760,295         17,811,733
Contingencies (Note 25)
STOCKHOLDERS' EQUITY
Preferred stock, no par value: 10,000,000 shares authorized -- 6,122,500                --                 --
     and 6,200,000 shares issued and outstanding
Common stock, no par value:  100,000,000 shares authorized -- 71,804,527                --                 --
     and 67,837,553 shares issued and outstanding
Capital surplus                                                                    722,986            692,924
Valuation reserve for available-for-sale securities                                 78,348            (32,088)
Retained earnings                                                                  858,750            703,422
-------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                   1,660,084          1,364,258
-------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                 $22,420,379       $ 19,175,991
=============================================================================================================

See Notes to Restated Consolidated Financial Statements

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            As restated - See note 2




                                              Number of Shares                                           Total
                                          -----------------------                       Valuation      Reserve for
                                          Preferred       Common         Capital        Retained          AFS          Stockholders'
(in thousands)                              Stock         Stock          Surplus        Earnings       Securities         Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1993                  5,494         58,896        $594,316        $450,973        $               $1,045,289
Net income                                     --             --              --         188,583              --           188,583
Miscellaneous stock transactions               --            375           7,523          (7,546)             --               (23)
Cash dividends declared on preferred
stock                                          --             --              --         (13,559)             --           (13,559)
Cash dividends declared on common
stock                                          --             --              --         (30,936)             --           (30,936)
Preferred stock issued                      2,000             --          48,182              --              --            48,182
Common stock issued through stock
options and employee stock plans               --          1,151          15,508              18              --            15,526
Conversion of preferred stock to
common stock                               (1,294)         5,152              --            (445)             --              (445)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                6,200         65,574         665,529         587,088              --         1,252,617
Establishment of valuation reserve
for available-for-sale securities              --             --              --              --          13,836            13,836
Net income                                     --             --              --         181,322              --           181,322
Miscellaneous stock transactions               --            383           7,762          (7,774)             --               (12)
Cash dividends declared on preferred
stock                                          --             --              --         (18,584)             --           (18,584)
Cash dividends declared on common
stock                                          --             --              --         (45,335)             --           (45,335)
Adjustment in valuation reserve for
available-for-sale securities                  --             --              --              --         (45,924)          (45,924)
Common stock issued through stock
options and employee stock plans               --            426          10,038              --              --            10,038
Immaterial pooling                             --          1,454           9,595           6,705              --            16,300
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                6,200         67,837         692,924         703,422         (32,088)        1,364,258
Net income                                     --             --              --         199,801              --           199,801
Miscellaneous stock transactions               --             (1)            (13)             --              --               (13)
Cash dividends declared on preferred
stock                                          --             --              --         (18,584)             --           (18,584)
Cash dividends declared on common
stock                                          --             --              --         (52,410)             --           (52,410)
Adjustment in valuation reserve for
available-for-sale securities                  --             --              --              --         110,436           110,436
Common stock issued through stock
options and employee stock plans               --            539           8,379              --              --             8,379
Immaterial pooling                             --          3,429          23,562          26,645              --            50,207
Repurchase of preferred stock                 (78)            --          (1,866)           (124)             --            (1,990)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                6,122         71,804        $722,986        $858,750        $ 78,348        $1,660,084
====================================================================================================================================

See Notes to Restated Consolidated Financial Statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               As restated - See note 2
                                                                                               Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                1995               1994               1993
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                        $   199,801        $   181,322        $   188,583
Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                         11,150             20,400             35,225
     Cumulative effect of change in tax accounting method                                  --                 --            (13,365)
     (Gain) on sale of loans                                                           (1,683)              (802)           (15,490)
     Loss (gain) on sale of other assets                                                2,357             (4,733)           (26,786)
     REO operations, inclusive of write-downs                                          (7,350)                12              6,295
     Extraordinary loss                                                                    --                 --             13,028
     Depreciation and amortization                                                     27,312             36,978             38,238
     FHLB stock dividend                                                              (15,967)           (16,753)           (22,943)
     Decrease in trading account securities                                               742                691              1,574
     Origination of loans, held for sale                                              (39,442)           (39,835)           (67,527)
     Proceeds on sale of loans, held for sale                                          33,322             40,386             81,657
     (Increase) in interest receivable                                                (24,841)           (14,249)           (32,096)
     Increase (decrease) in interest payable                                           10,475             11,761            (24,815)
     Increase in income taxes payable                                                  37,376             40,500             13,190
     (Increase) decrease in other assets                                              (46,437)            19,714                357
     (Decrease) in other liabilities                                                   (8,389)           (57,745)           (21,267)
------------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                                      178,426            217,647            153,858
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities                                         (1,662,380)        (1,113,344)                --
Principal payments and maturities of available-for-sale securities                    370,745            357,348                 --
Sales of available-for-sale securities                                              1,219,979            335,132                 --
Purchases of held-to-maturity securities                                              (88,249)          (783,930)        (1,815,544)
Principal payments and maturities of held-to-maturity securities                      180,624            219,817          1,259,730
Sales of held-to-maturity securities                                                       --                 --            838,358
Sales of loans                                                                         84,197             54,754            919,768
Principal payments on loans                                                         2,319,047          2,476,028          3,673,747
Origination and purchases of loans                                                 (4,622,696)        (4,174,737)        (5,849,538)
Sales of REO                                                                           22,867             34,233             52,822
Other REO operations                                                                    1,774             (1,236)            (8,573)
Expenditures for premises and equipment                                               (37,708)           (38,408)           (42,242)
Cash acquired through acquisitions                                                     68,358             40,679            387,688
------------------------------------------------------------------------------------------------------------------------------------
       Net cash (used) by investing activities                                     (2,143,442)        (2,593,664)          (583,784)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposits                                                       461,654            259,160           (478,942)
Increase in annuities                                                                  56,325             85,795            141,955
Increase in federal funds purchased                                                   430,000                 --                 --
(Decrease) increase in securities sold under short-term agreements to
repurchase                                                                            (44,765)           394,547            530,393
Proceeds of securities sold under long-term agreements to
repurchase                                                                          2,275,000            288,682            914,156
Repayment of securities sold under long-term agreements to
repurchase                                                                           (933,000)          (260,713)          (332,188)
Net increase (decrease) in FHLB advances                                            3,616,601          5,703,996          3,946,509
Payments for FHLB advances                                                         (3,642,575)        (4,045,800)        (4,241,356)
Call of subordinated capital notes                                                         --                 --            (41,600)
Proceeds of other borrowings                                                          147,867                 --                 --
Payments of other borrowings                                                           (1,470)            (3,488)            (5,536)
Issuance of preferred stock                                                                --                 --             48,182
Issuance of common stock through stock options and employee
stock plans                                                                             8,379             10,038             15,526
Other capital transactions, net                                                        (1,990)                --               (445)
Cash dividends paid                                                                   (70,994)           (63,919)           (44,495)
------------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities                                    2,301,032          2,368,298            452,159
------------------------------------------------------------------------------------------------------------------------------------
       Increase in cash and cash equivalents                                          336,016             (7,719)            22,233
       Cash and cash equivalents at beginning of year                                 262,256            269,975            247,742
------------------------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year                                   $   598,272        $   262,256        $   269,975
====================================================================================================================================
SUPPLEMENTAL DISCLOSURES RELATED TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

NONCASH INVESTING ACTIVITIES
Loans exchanged for mortgage-backed securities                                    $ 2,373,213        $   174,572        $   816,859
Implementation of new accounting standard -
reclass to available-for-sale portfolio                                                    --          2,127,890                 --
Transfer of securities to the available-for-sale portfolio                          3,501,268                 --                 --
Real estate acquired through foreclosure                                               23,190             15,773             32,870

CASH PAID DURING THE YEAR FOR
Interest on deposits                                                                  496,608            369,712            378,430
Interest on borrowings                                                                451,490            269,414            167,301
Federal Income Taxes                                                                   71,836             90,172             65,930

See Notes to Restated Consolidated Financial Statements

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION


          The consolidated financial statements (as restated) include the accounts of Washington Mutual, Inc. ("WMI" and together with its subsidiaries "Washington Mutual" or the "Company"). WMI was formed in August 1994 by the Company's predecessor, Washington Mutual Savings Bank ("WMSB"), a Washington state-chartered savings bank, in connection with the reorganization of WMSB into a holding company structure. The reorganization was completed in November 1994 through the merger of WMSB into WMB, the Company's Washington state-chartered savings bank subsidiary, with WMB as the surviving entity. WMB continued as a wholly owned subsidiary of WMI. The par value of preferred and common stock and capital surplus of the Company have been restated to reflect the new par value of the holding company, effective November 1994.

          Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation. All significant intercompany transactions and balances have been eliminated. Results of operations of companies acquired and accounted for as purchases are included from the dates of acquisition. When Washington Mutual acquires a company through a material pooling-of-interests, current and prior period financial statements are restated to include the accounts of acquired companies.

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements. Changes in these estimates and assumptions are considered reasonably possible and may have a material impact on the financial statements.

LINES OF BUSINESS

          WMI is a Washington corporation that provides a broad range of financial services to individuals and small businesses in Washington, Oregon, Utah, Montana and Idaho through its subsidiary operations. The principal assets of WMI are its principal subsidiaries, including its bank subsidiaries, WMB and Washington Mutual Bank fsb ("WMBfsb"), and its insurance subsidiary, WM Life Insurance Co. ("WM Life"). Financial services of the Company include the traditional savings bank activities of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. Washington Mutual, through other subsidiaries, also issues and markets annuity contracts and is the investment advisor to and distributor of mutual funds.

          On August 31, 1995, Washington Mutual diversified its business mix by merging WMB with Enterprise Bank ("Enterprise"), a Seattle-area commercial bank that focuses on small- to mid-size commercial business clients. The merger was treated as a pooling-of-interests. Due to the immaterial nature of the transaction, prior period information has not been restated as if the companies had been combined.

          On January 31, 1996, WMB merged with Western Bank ("Western") of Coos Bay, Oregon. With 42 offices in 35 communities, Western is Oregon's largest community-based commercial bank. The merger was treated as a pooling-of-interests and, accordingly, the Company's historical financial statements have been restated for all periods prior to the acquisition to include the accounts and results of operations of Western.

          The mergers with Enterprise and Western provide the Company with access to the higher growth business segment of commercial banking.

DERIVATIVE INSTRUMENTS

          The Company uses derivative instruments, such as interest rate exchange agreements and interest rate cap agreements to reduce its exposure to interest rate risk. Interest rate exchange agreements and interest rate cap agreements are used only if they have the effect of changing the interest rate characteristics of the assets or liabilities to which they are designated. Such effect is measured through ongoing correlation tests.

          Interest rate exchange agreements and interest rate cap agreements are designated either against the available-for-sale portfolio or against short-term borrowings and deposits. Agreements designated against available-for-sale securities are included at their fair value in the available-for-sale portfolio. Any mark-to-market adjustments are reported as a separate component of stockholders' equity, net of tax. The fair value of interest rate exchange agreements and interest rate cap agreements designated against short-term borrowings and deposits are not reported on the balance sheet.

          The interest differential paid or received on interest rate exchange agreements is recorded as an adjustment to interest income or interest expense and classified with the interest income or interest expense of the related asset or liability. The purchase premium of interest rate cap agreements is capitalized and amortized on a straight-line basis and included as a component of interest income or interest expense over the original term of the interest rate cap agreement. No purchase premium is paid at the time an interest rate exchange agreement is entered into.

          From time to time, the Company terminates interest rate exchange agreements and interest rate cap agreements prior to maturity. Such circumstances arise if, in the judgment of management, such instruments no longer cost effectively meet policy objectives. Often such instruments are within one year of maturity. Gains and losses from terminated interest rate exchange agreements and interest rate cap agreements are recognized, consistent with the gain or loss on the asset or liability designated against the agreement. When the asset or liability is not sold or paid off, the gains or losses are deferred and amortized on a straight-line basis as additional interest income or interest expense over the original terms of the agreements or the remaining life of the designated asset or liability, whichever is less. When the asset or liability is sold or paid off, the gains or losses are recognized in the current period as an adjustment to the gain or loss recognized on the corresponding asset or liability.

          From time to time, the Company redesignates interest rate exchange agreements and interest rate cap agreements between available-for-sale securities and short term deposits and borrowings. Such redesignations are treated as a sale out of the one portfolio and as a purchase by the other portfolio and recorded at the fair value at the time of transfer.

          The Company may also buy put or call options on mortgage instruments. The purpose and criteria for the purchase of options are to manage the interest rate risk inherent in secondary marketing activities. The cost of such options are capitalized and amortized on a straight-line basis as a reduction of other income over the original terms of the options. All such options are carried at fair value with the corresponding gain or loss recognized in other income.

          Additionally, the Company may write covered call options on its available-for-sale portfolio to enhance fee income. If the option is exercised, the option fee is an adjustment to the gain or loss on the sale of the security. If the option is not exercised, it is recognized as fee income. Covered call options are carried at cost.

          In the event that any of the derivative instruments fail to meet the above established criteria, they would be marked to market with the corresponding gain or loss recognized in income.

INVESTMENT SECURITIES

          Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement requires investment and equity securities to be segregated into the following three categories: trading, held-to-maturity and available-for-sale.

Trading Securities

          Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings.

Held-To-Maturity Securities

          Investments classified as held-to-maturity are accounted for at amortized cost, but an institution must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Recognition is provided for unrealized losses in the debt portfolio if any market valuation differences are deemed to be other than temporary.

Available-For-Sale Securities

          Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Gains and losses realized on the sale of these securities are based on the specific identification method. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported (net of tax) as a net amount in a separate component of stockholders' equity until realized.

          The available-for-sale portfolio contains adjustable- and fixed-rate private-issue (nonagency) mortgage-backed securities ("private-issue securities") and collateralized mortgage obligations that expose the Company to certain risks that are not inherent in agency securities, primarily credit risk and liquidity risk. Because of this added risk, private-issue securities have historically paid a greater rate of interest than agency securities, enhancing the overall yield of the portfolio. Such securities are not guaranteed by the U.S. government or one of its agencies because the loan size, underwriting or underlying collateral of these securities often does not meet set industry standards. Consequently, there is the possibility of loss of the principal investment. For this reason, it is possible that the Company will not receive an enhanced overall yield on the portfolio and, in fact, could incur a loss. Additionally, the Company may not be able to sell such securities in certain market conditions as the number of interested buyers may be limited at that time. Furthermore, the complex structure of certain collateralized mortgage obligations in the Company's portfolio increases the difficulty in assessing the portfolio's risk and its fair value. Examples of some of the more complex structures include certain collateralized mortgage obligations where the Company holds subordinated traunches, certain collateralized mortgage obligations that have been "resecuritized," and certain securities that contain a significant number of jumbo, nonconforming loans. In an effort to reduce the aforementioned risks, the Company now performs a credit review on each individual security prior to purchase. Such a review includes consideration of the collateral characteristics, borrower payment histories and information concerning loan delinquencies and losses of the underlying collateral. After a security is purchased, similar information will be monitored on a periodic basis. Furthermore, the Company has established internal guidelines limiting the geographic concentration of the underlying collateral.

LOANS

          Loans held for investment are stated at the principal amount outstanding, net of deferred loan fees and any discounts or premiums on purchased loans. The deferred fees, discounts and premiums are amortized using the interest method over the estimated life of the loan. The Company sells residential fixed-rate loans in the secondary market. At the date of origination, the loans so designated and meeting secondary market guidelines are identified as held-for-sale and carried at the lower of net cost or fair value on an aggregate basis.

          Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and reserves all interest accrued up to that time. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans on which interest is not being accrued are referred to as loans on nonaccrual status.

          On January 1, 1995, Washington Mutual adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan. It is applicable to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. Loans that are collectively evaluated for impairment by Washington Mutual include residential real estate and consumer loans because of the significant number of loans, their relatively small balances and historically low level of losses. All residential construction, commercial real estate and commercial business loans, regardless of the loan amount, are individually evaluated for impairment. Factors involved in determining impairment include, but are not limited to, the financial condition of the borrower, value of the underlying collateral, and current economic conditions. SFAS No. 114 also applies to all loans that are restructured in a troubled debt restructuring, subsequent to the adoption of SFAS No. 114, as defined by SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. A troubled debt restructuring is a restructuring in which the creditor grants a concession to the borrower that it would not otherwise consider.

          A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the terms of the loan agreement. SFAS No. 114 requires that the impairment of loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Washington Mutual bases the measurement of loan impairment on the fair value of the loan's underlying collateral. The amount by which the recorded investment of the loan exceeds the value of the impaired loan's collateral is included in the Company's allocated reserve for loan losses. Any portion of an impaired loan classified as loss under regulatory guidelines is charged off. The adoption of SFAS No. 114 had no material impact on the results of operations or financial condition of the Company.

          In May 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 122, Accounting for Mortgage Servicing Rights. The statement eliminates the distinctions between servicing rights that are purchased and those that are retained upon the sale or securitization of loans. The statement requires mortgage servicers to recognize the servicing rights on loans as separate assets, no matter how acquired. Banks who sell loans and retain the servicing rights will be required to allocate the total cost of the loans between servicing rights and loans based on their relative fair values if their values can be estimated. Effective January 1, 1996, the Company adopted SFAS No. 122. The adoption did not have a material impact on the results of operations or financial condition of the Company.

RESERVE FOR LOAN LOSSES

          The reserve for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. The reserve is based on management's continuing analysis of the pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, and detailed analysis of individual loans and credits for which full collectibility may not be assured. The detailed analysis includes techniques to estimate the fair value of loan collateral and the existence of potential alternative sources of repayment. The appropriate reserve level is estimated based upon factors and trends identified by management at the time financial statements are prepared.

          When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged-off against the reserve for loan losses. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; the Company has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

          Commercial real estate loans are considered by the Company to have somewhat greater risk of uncollectibility than residential real estate loans due to the dependency on income production or future development of the real estate.

          The ultimate recovery of all loans is susceptible to future market factors beyond the Company's control. These factors may result in losses or recoveries differing significantly from those provided in the financial statements.

REO

          REO includes properties acquired through foreclosure that are transferred to REO at the lower of cost or fair value, which represents the new recorded basis of the property. Subsequently, properties are evaluated and any additional declines in value are provided for in the REO reserve for losses. The amount the Company will ultimately recover from REO may differ substantially from the amount used in arriving at the net carrying value of these assets because of future market factors beyond the Company's control or because of changes in the Company's strategy for sale or development of the property.

          Commercial REO that is managed and operated by the Company is depreciated using the straight-line method over the property's estimated useful life.

PREMISES AND EQUIPMENT

          Land, buildings, leasehold improvements and equipment are carried at amortized cost. Buildings and equipment are depreciated over their estimated useful lives on the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or lease terms.

ANNUITY AND INSURANCE ACCOUNTING

          WM Life is an Arizona-domiciled life insurance company. WM Life is authorized under state law to issue annuities in seven states. In addition, WM Life owns Empire Life Insurance Co. ("Empire"), which is currently licensed under state law to issue annuities in 28 states. WM Life currently issues fixed and variable flexible premium deferred annuities, single premium fixed deferred annuities and single premium immediate annuities. Empire currently issues fixed flexible premium deferred annuities and single premium immediate annuities. Both companies conduct business through licensed independent agents. The majority of such agents are employees of affiliates of the Company and operate in the Company's financial centers. Currently, annuities are primarily issued in Washington and Oregon.

          The Company defers certain costs, such as commissions and the expenses of underwriting and issuing policies, that are involved in acquiring new annuity and life insurance business. These costs, which are included in other assets in the accompanying Consolidated Statements of Financial Position, are amortized over the lives of the policies in relation to the estimated gross profit. Annuities equal the policy value as defined in the policy contract as of the balance sheet date.

FEDERAL INCOME TAXES

          Income taxes are accounted for using the asset and liability method. Under this method, a deferred tax asset or liability is determined based on the enacted tax rates which will be in effect when the differences between the financial statement carrying amounts and tax bases of existing assets and liabilities are expected to be reported in the Company's income tax returns. The deferred tax provision for the year is equal to the change in the deferred tax liability from the beginning to the end of the year. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

          The Company reports income and expenses using the accrual method of accounting and files a consolidated tax return that includes all of its subsidiaries.

NOTE 2:  BUSINESS COMBINATIONS

          On March 1, 1993, the Company merged with Pioneer Savings Bank ("Pioneer") of Lynnwood, Washington. Pioneer operated 17 branches and one mortgage lending center. At February 28, 1993, Pioneer had assets of $926.5 million, deposits of $659.5 million and stockholders' equity of $114.4 million. The Company issued 8,779,581 shares of common stock (after adjustment for the third quarter 1993 50 percent stock dividend) to complete the merger with Pioneer. The financial information presented in this document reflects the pooling-of-interests method of accounting for the merger of Pioneer into the Company. Accordingly, under generally accepted accounting principles, the assets and liabilities of Pioneer were recorded on the books of the resulting institution at their values as reported on the books of Pioneer immediately prior to the consummation of the merger with Pioneer. No goodwill was created in the merger with Pioneer. This presentation required the restatement of prior periods as if the companies had been combined.

          The following pro forma information represents the results of operations of the Company and Pioneer for 1993, on an individual as well as combined basis. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The unaudited pro forma results of operations were as follows:

                                                                       Year Ended December 31,
----------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                                      1993
----------------------------------------------------------------------------------------------
Washington Mutual:
Net interest income                                                                $   522,816
Income before extraordinary items and cumulative effect of change in tax
  accounting method                                                                    173,428
Extraordinary items, net of federal income tax effect                                   (8,953)
Cumulative effect of change in tax accounting method                                    13,365
----------------------------------------------------------------------------------------------
Net income                                                                         $   177,840
==============================================================================================
Net income attributable to common stock                                            $   164,282
==============================================================================================
Per share amounts--primary
    Income before extraordinary items and cumulative effect of change in tax
      accounting method                                                            $      2.78
    Extraordinary items, net of federal income tax effect                                (0.15)
    Cumulative effect of change in tax accounting method                                  0.23
----------------------------------------------------------------------------------------------
Net income                                                                         $      2.86
==============================================================================================
Per share amounts--fully diluted
    Income before extraordinary items and cumulative effect of change in tax
      accounting method                                                            $      2.63
    Extraordinary items, net of federal income tax effect                                (0.14)
    Cumulative effect of change in tax accounting method                                  0.21
----------------------------------------------------------------------------------------------
  Net income                                                                       $      2.70
==============================================================================================

                                                              Year Ended December 31,
-------------------------------------------------------------------------------------
(dollars in thousands)                                                           1993
-------------------------------------------------------------------------------------
Pioneer:
Net interest income                                                            $6,615
Income before extraordinary items and cumulative effect of change in tax
  accounting method                                                             1,836
-------------------------------------------------------------------------------------
Net income                                                                     $1,836
=====================================================================================
Net income attributable to common stock                                        $1,836
=====================================================================================

--------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                        1993
--------------------------------------------------------------------------------
Washington Mutual and Pioneer combined:
Net interest income                                                  $   529,431
Income before extraordinary items and cumulative effect of
  change in tax accounting method                                        175,264
Extraordinary items, net of federal income tax effect                     (8,953)
Cumulative effect of change in tax accounting method                 $    13,365
--------------------------------------------------------------------------------
Net income                                                           $   179,676
================================================================================
Net income attributable to common stock                              $   166,118
================================================================================
Per share amounts--primary
    Income before extraordinary items and cumulative effect of
      change in tax accounting method                                $      2.74
    Extraordinary items, net of federal income tax effect                  (0.15)
    Cumulative effect of change in tax accounting method             $      0.23
--------------------------------------------------------------------------------
  Net income                                                         $      2.82
================================================================================
Per share amounts--fully diluted
    Income before extraordinary items and cumulative effect of
      change in tax accounting method                                $      2.60
    Extraordinary items, net of federal income tax effect                  (0.14)
    Cumulative effect of change in tax accounting method             $      0.21
--------------------------------------------------------------------------------
  Net income                                                         $      2.67
================================================================================


          On April 9, 1993, the Company acquired Pacific First from RT Holdings, Inc. ("RTH"), a subsidiary of Royal Trustco Limited of Toronto, Canada. In April 1993, Pacific First operated 129 branches and 14 home loan centers in Washington and Oregon. At March 31, 1993, Pacific First had assets of $5,847.5 million and deposits of $3,825.7 million.

          As part of the acquisition of Pacific First, the Company negotiated several provisions designed to reduce the effect of any Pacific First asset quality problems on the resulting combined loan portfolio. As a result of the provisions, RTH purchased $656.2 million book value in assets from Pacific First prior to the sale to the Company.

          As part of the purchase agreement, the Company received indemnification from RTH for a variety of problems Pacific First had that could result in future losses to the Company. These indemnification provisions were secured by both specific funds held in escrow and by a guarantee from RTH's parent company. The largest individual component is a $10.0 million general indemnity escrow that can be drawn upon to pay a variety of claims, including any exposure arising from transactions or acts prior to the purchase date.

          The acquisition of Pacific First was treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Pacific First have been recorded on the books of the Company at their respective fair market values at the time of the consummation of the acquisition of Pacific First. Goodwill, the excess of the purchase price over the net fair value of the assets and liabilities, including identified intangible assets, was recorded at $178.2 million. Amortization of goodwill over a 10-year period will result in a charge to earnings of approximately $17.8 million per year.

          The accompanying financial statements include the operations of the two institutions from April 1, 1993 to December 31, 1993. The following pro forma information presents the results of operations for 1993 as though the acquisition had occurred on January 1, 1993. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The unaudited pro forma results of operations were as follows:

                                                                       Year Ended December 31,
----------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                                      1993
----------------------------------------------------------------------------------------------
Net interest income                                                                $   571,220
Income before extraordinary items and cumulative effect of change
  in tax accounting method                                                             198,327
Extraordinary items, net of federal income tax effect                                   (8,953)
Cumulative effect of change in tax accounting method                                    13,365
----------------------------------------------------------------------------------------------
Net income                                                                         $   202,739
==============================================================================================
Net income attributable to common stock                                            $   189,181
==============================================================================================
Per share amounts--primary
    Income before extraordinary items and cumulative effect of change in
      tax accounting method                                                        $      3.13
    Extraordinary items, net of federal income tax effect                         ($      0.15)
    Cumulative effect of change in tax accounting method                                  0.23
----------------------------------------------------------------------------------------------
Net income                                                                         $      3.21
==============================================================================================
Per share amounts--fully diluted
    Income before extraordinary items and cumulative effect of change in tax
      accounting method                                                            $      2.95
    Extraordinary items, net of federal income tax effect                         ($      0.14)
    Cumulative effect of change in tax accounting method                                  0.21
----------------------------------------------------------------------------------------------
Net income                                                                         $      3.02
==============================================================================================


          On April 28, 1995, Washington Mutual merged with Olympus Capital Corporation, of Salt Lake City, Utah ("Olympus"), the holding company of Olympus Bank, a Federal Savings Bank ("Olympus Bank"). At the merger date, Olympus (on a consolidated basis) had assets of $391.4 million, deposits of $278.6 million and stockholders' equity of $37.2 million. Olympus Bank operated 11 branches in Utah and Montana. Under the terms of the transaction, Olympus Bank merged into WMBfsb. The merger was treated as a pooling-of-interests. Due to the immaterial nature of the transaction, prior period information has not been restated as if the companies had been combined.

          On August 31, 1995, Washington Mutual acquired Enterprise through a merger of Enterprise with and into WMB. Enterprise, a Washington-based commercial bank specializing in lending to small- and mid-size businesses, had assets of $153.8 million, deposits of $138.5 million and stockholders' equity of $14.0 million on August 31, 1995. The merger was treated as a pooling-of-interests. Due to the immaterial nature of the transaction, prior period information has not been restated as if the companies had been combined.

          On January 31, 1996, WMB merged with Western Bank ("Western") of Coos Bay, Oregon. With 42 offices in 35 communities, Western is Oregon's largest community-based commercial bank. At January 31, 1996 Western had assets of $776.3 million, deposits of $696.4 million and stockholders' equity of $69.5 million. The Company issued 5,866,199 shares of common stock to complete the merger with Western. The merger was treated as a pooling-of-interests. The financial information presented in this document reflects the pooling-of-interests method of accounting for the merger of Western into the Company. Accordingly, under generally accepted accounting principals, the assets and liabilities of Western were recorded on the books of the resulting institution at their values as reported on the books of Western immediately prior to the consummation of the merger with Western. No goodwill was created in the merger with Western. This presentation required the restatement of prior periods as if the companies had been combined for all years presented.

          The following pro forma information represents the results of operations of the Company and Western for 1995, 1994 and 1993 on an individual as well as combined basis. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The unaudited pro forma results of operations were as follows:

                                                                                                Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                       1995                1994                1993
-----------------------------------------------------------------------------------------------------------------------
Washington Mutual:
Total revenue                                                     $   1,625,451       $   1,315,651       $   1,177,313
    Income before extraordinary items and cumulative effect             190,624             172,304             175,264
      of change in tax accounting method
    Extraordinary items, net of federal income tax effect                    --                  --              (8,953)
    Cumulative effect of change in tax accounting method                     --                  --              13,365
-----------------------------------------------------------------------------------------------------------------------
Net income                                                        $     190,624       $     172,304       $     179,676
=======================================================================================================================

Per share amounts--primary
    Income before extraordinary items and cumulative
        effect of change in tax accounting method                 $        2.68       $        2.54       $        2.74
    Extraordinary items, net of federal income tax effect                    --                  --               (0.15)
    Cumulative effect of change in tax accounting method                     --                  --                0.23
-----------------------------------------------------------------------------------------------------------------------
Net income                                                        $        2.68       $        2.54       $        2.82
=======================================================================================================================
Per share amounts--fully diluted
    Income before extraordinary items and cumulative effect
        of change in tax accounting method                        $        2.59       $        2.46       $        2.60
    Extraordinary items, net of federal income tax effect                    --                  --               (0.14)
    Cumulative effect of change in tax accounting method                     --                  --                0.21
-----------------------------------------------------------------------------------------------------------------------
Net income                                                        $        2.59       $        2.46       $        2.67
=======================================================================================================================

                                                                       Year Ended December 31,
----------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)          1995          1994          1993
----------------------------------------------------------------------------------------------
Western:
Total revenue                                              $71,383       $61,401       $56,571
----------------------------------------------------------------------------------------------
Net Income                                                 $ 9,177       $ 9,018       $ 8,907
==============================================================================================

                                                                                            Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                       1995              1994              1993
-------------------------------------------------------------------------------------------------------------------
Washington Mutual and Western:
Total revenue                                                     $   1,696,834        $1,377,052       $ 1,233,884
    Income before extraordinary items and cumulative effect
      of change in tax accounting method                                199,801           181,322           184,171
    Extraordinary items, net of federal income tax effect                    --                --            (8,953)
    Cumulative effect of change in tax accounting method                     --                --            13,365
-------------------------------------------------------------------------------------------------------------------
Net income                                                        $     199,801        $  181,322       $   188,583
===================================================================================================================

Per share amounts - primary
    Income before extraordinary items and cumulative effect       $        2.59        $     2.45       $      2.63
      of change in tax accounting method
    Extraordinary items, net of federal income tax effect                    --                --             (0.14)
    Cumulative effect of change in tax accounting method                     --                --              0.21
-------------------------------------------------------------------------------------------------------------------
  Net income                                                      $        2.59        $     2.45       $      2.70
===================================================================================================================
Per share amounts - fully diluted
    Income before extraordinary  items and cumulative effect
      of change in tax accounting method                          $        2.51        $     2.38       $      2.51
    Extraordinary items, net of federal income tax effect                    --                --             (0.13)
    Cumulative effect of change in tax accounting method                     --                --              0.19
-------------------------------------------------------------------------------------------------------------------
  Net income                                                      $        2.51        $     2.38       $      2.57
===================================================================================================================

NOTE 3:  CASH AND CASH EQUIVALENTS

          Cash and cash equivalents consisted of the following:

                                                            December 31,
--------------------------------------------------------------------------------
(dollars in thousands)                                  1995                1994
--------------------------------------------------------------------------------
Cash and demand deposits                            $303,697            $260,780
Cash Equivalents:
     Overnight Investments                           293,000                  --
     Time Deposits                                     1,575               1,476
--------------------------------------------------------------------------------
                                                     294,575               1,476
--------------------------------------------------------------------------------
                                                    $598,272            $262,256
================================================================================


          For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, overnight investments and time deposits. Generally, time deposits are short term.

          Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. Included in cash and demand deposits were required deposits at the Federal Reserve of $53.6 million and $44.3 million at December 31, 1995 and 1994.

NOTE 4:  AVAILABLE-FOR-SALE SECURITIES

          Available-for-sale securities classified by type and contractual maturity date consisted of the following:

                                                                                December 31, 1995
----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                          Amortized         Unrealized        Unrealized         Fair Value            Yield
                                                  Cost              Gains             Losses                                  (1)
----------------------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations
    Due within one year                        $    65,120        $      --        $       (64)       $    65,056            4.72 %
    Due after one but within five years             19,865              119                (29)            19,955            5.78
    After five but within 10 years                   9,755               41               (125)             9,671            7.23
    After 10 years                                  59,813              121               (770)            59,164            7.02
----------------------------------------------------------------------------------------------------------------------------------
                                                   154,553              281               (988)           153,846            5.90
  Corporate debt obligations:
    Due within one year                              1,502               10                 --              1,512            8.27
    Due after one but within five years            136,447            7,492               (205)           143,734            8.70
    After five but within 10 years                 181,038            8,237               (819)           188,456            7.02
    After 10 years                                  97,755            6,626                (98)           104,283            7.50
----------------------------------------------------------------------------------------------------------------------------------
                                                   416,742           22,365             (1,122)           437,985            7.69
  Equity Securities
    Preferred stock                                110,532            2,535             (2,311)           110,756            7.21
    FHLB stock                                     254,440               --                 --            254,440            6.91
    Other stock                                          5                3                 --                  8              --
----------------------------------------------------------------------------------------------------------------------------------
                                                   364,977            2,538             (2,311)           365,204            7.00
----------------------------------------------------------------------------------------------------------------------------------
                                                   936,272           25,184             (4,421)           957,035            7.14
Mortgage-backed securities
  U.S. government agency:
    Due within one year                                  5               --                 --                  5            9.23
    Due after one but within five years             13,979               --               (130)            13,849            5.47
    After five but within 10 years                   9,479               24                (57)             9,446            6.44
    After 10 years                               5,923,040          141,777            (19,214)         6,045,603            6.91
----------------------------------------------------------------------------------------------------------------------------------
                                                 5,946,503          141,801            (19,401)         6,068,903            6.91
  Corporate:
    Due after five but within 10 years              18,614              901               (258)            19,257            7.14
    After 10 years                                 730,279            7,482            (12,409)           725,352            7.74
----------------------------------------------------------------------------------------------------------------------------------
                                                   748,893            8,383            (12,667)           744,609            7.72
----------------------------------------------------------------------------------------------------------------------------------
                                                 6,695,396          150,184            (32,068)         6,813,512            7.00
Derivative instruments:
  Interest rate exchange agreements                   (848)           2,225            (13,224)           (11,847)             --
  Interest rate cap agreements                      11,946               --             (2,531)             9,415              --
----------------------------------------------------------------------------------------------------------------------------------
                                                    11,098            2,225            (15,755)            (2,432)             --
----------------------------------------------------------------------------------------------------------------------------------
                                               $ 7,642,766        $ 177,593        $   (52,244)       $ 7,768,115            7.02 %
==================================================================================================================================

                                                                               December 31, 1994
--------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                          Amortized         Unrealized        Unrealized        Fair Value           Yield
                                                  Cost              Gains             Losses                                (1)
--------------------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations
    Due within one year                        $    66,937        $      --        $      (887)       $   66,050           4.17 %
    Due after one but within five years            292,869                7            (15,281)          277,595           5.52
    After five but within 10 years                   9,469               --               (254)            9,215           6.08
    After 10 years                                  70,340               --             (2,316)           68,024           5.97
--------------------------------------------------------------------------------------------------------------------------------
                                                   439,615                7            (18,738)          420,884           5.39
  Corporate debt obligations:
    Due after one but within five years             83,255              231             (2,232)           81,254           6.71
    After five but within 10 years                  50,609              296             (2,980)           47,925           7.50
    After 10 years                                   6,502               23               (644)            5,881           7.65
--------------------------------------------------------------------------------------------------------------------------------
                                                   140,366              550             (5,856)          135,060           7.03
  Equity Securities
    Preferred stock                                 35,457               --             (1,790)           33,667           9.95
    FHLB stock                                     230,311               --                 --           230,311           6.00
    Other stock                                      1,032               --                 --             1,032             --
--------------------------------------------------------------------------------------------------------------------------------
                                                   266,800               --             (1,790)          265,010           6.48
--------------------------------------------------------------------------------------------------------------------------------
                                                   846,781              557            (26,384)          820,954           6.01
Mortgage-backed securities
  U.S. government agency:
    Due after one but within five years             52,036               --             (4,191)           47,845           5.18
    After five but within 10 years                   6,152                9                 (2)            6,159           7.78
    After 10 years                               1,475,882            1,272            (60,088)        1,417,066           6.51
--------------------------------------------------------------------------------------------------------------------------------
                                                 1,534,070            1,281            (64,281)        1,471,070           6.47
  Corporate:
    Due after five but within 10 years               9,716               --               (280)            9,436           5.46
    After 10 years                                 355,657              511            (16,173)          339,995           6.14
--------------------------------------------------------------------------------------------------------------------------------
                                                   365,373              511            (16,453)          349,431           6.12
--------------------------------------------------------------------------------------------------------------------------------
                                                 1,899,443            1,792            (80,734)        1,820,501           6.40
Derivative instruments:
  Interest rate exchange agreements                 (2,360)          21,014                 --            18,654             --
  Interest rate cap agreements                       8,766           32,924                 --            41,690             --
--------------------------------------------------------------------------------------------------------------------------------
                                                     6,406           53,938                 --            60,344             --
--------------------------------------------------------------------------------------------------------------------------------
                                               $ 2,752,630        $  56,287        $  (107,118)       $2,701,799           6.14 %
================================================================================================================================

(1)  Weighted average yield at end of year.

          Proceeds from sales of investment securities in the available-for-sale portfolio during 1995 and 1994 were $332.0 million and $73.4 million. The Company realized $2.6 million in gains and $2.1 million in losses on these sales during 1995. Similarly, the Company realized $770,000 in gains and $100,000 in losses on sales during 1994. Proceeds from sales of mortgage-backed securities in the available-for-sale portfolio during 1995 and 1994 were $888.0 million and $261.7 million. The Company realized $12.3 million in gains and $16.0 million in losses on these sales during 1995 and $3.6 million in gains and $469,000 in losses on these sales during 1994.

          Available-for-sale mortgage-backed securities with a book value of $4,545.0 million and $1,644.0 million and a market value of $4,642.0 million and $1,573.4 million at December 31, 1995 and 1994, were pledged to secure public deposits, securities sold under agreements to repurchase, other borrowings, interest rate exchange agreements and access to the Federal Reserve discount window.

          There were no sales out of the held-to-maturity portfolio during 1995 and 1994. During 1995, FASB issued a report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers that allowed companies a one-time reassessment and related reclassification from the held-to-maturity category to the available-for-sale category without adverse accounting consequences for the remainder of the portfolio. On December 1, 1995, Washington Mutual elected to take advantage of this opportunity and reclassified held to maturity securities with a book value of $3,501.2 million and gross unrealized gains of $53.7 million and gross unrealized losses of $24.1 million. No transfers between the held-to-maturity and available-for-sale categories were made during 1994.

          At December 31, 1995, net unrealized gains on the available-for-sale portfolio were $138.8 million and unrealized losses on the derivative instruments designated against this portfolio were $13.5 million, resulting in a combined net unrealized gain included as a separate component of stockholders' equity (on an after-tax basis) of $78.3 million. At December 31, 1994, net unrealized losses on the available-for-sale portfolio were $104.7 million and unrealized gains on the derivative instruments designated against this portfolio were $53.9 million, resulting in a combined net unrealized loss included as a separate component of stockholders' equity (on an after-tax basis) of $32.1 million.

          On December 31, 1995, the Company held $744.6 million of private-issue securities. Of that amount, 14 percent were of the highest investment grade
(AAA), 66 percent were rated investment grade (AA or A), 13 percent were rated lowest investment grade (BBB) and 7 percent were rated below investment grade (BB or below). During 1995, the Company realized $8.4 million in losses on securities in the below investment grade portfolio.

          As of December 31, 1995, the Company had mortgage-backed securities in excess of 10% of stockholders' equity, with book value and market value of $168.0 million from a single issuer, the Resolution Trust Corporation.

NOTE 5:  HELD-TO-MATURITY SECURITIES

          Held-to-maturity securities classified by type and contractual maturity date consisted of the following:

                                                                          December 31, 1995
-----------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                         Amortized      Unrealized      Unrealized      Fair Value          Yield
                                                 Cost           Gains           Losses                             (1)
-----------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations
    After five but within 10 years             $  6,592       $    906        $      --        $  7,498            8.09%
-----------------------------------------------------------------------------------------------------------------------
                                                  6,592            906               --           7,498            8.09
  Corporate debt obligations:
    Due within one year                           2,034             --               (7)          2,027            4.73
    Due after one but within five years          31,123          2,895               --          34,018            8.67
    After five but within 10 years               22,536          2,472               --          25,008            8.38
    After 10 years                               17,162          2,310               (9)         19,463            8.91
-----------------------------------------------------------------------------------------------------------------------
                                                 72,855          7,677              (16)         80,516            8.54
  Municipal Obligations:
    Due within one year                           1,090              1               --           1,091            6.85
    Due after one but within five years           1,658             89               --           1,747            7.44
    After five but within 10 years               36,202          2,083               --          38,285            6.88
    After 10 years                               53,371          2,908               --          56,279            6.37
-----------------------------------------------------------------------------------------------------------------------
                                                 92,321          5,081               --          97,402            6.59
-----------------------------------------------------------------------------------------------------------------------
                                                171,768         13,664              (16)        185,416            7.50
Mortgage-backed securities
  U.S. government agency:
    After 10 years                                1,018             87               --           1,105           10.25
-----------------------------------------------------------------------------------------------------------------------
                                                  1,018             87               --           1,105           10.25
-----------------------------------------------------------------------------------------------------------------------
                                               $172,786       $ 13,751        $     (16)       $186,521            7.52%
=======================================================================================================================


                                                                             December 31, 1994
-----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                         Amortized        Unrealized        Unrealized        Fair Value          Yield
                                                 Cost             Gains             Losses                               (1)
-----------------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations
    Due within one year                        $      191       $      --        $        (2)       $      189          6.10 %
    Due after one but within five years            23,972               1               (478)           23,495          6.81
    After five but within 10 years                  8,557              --                (61)            8,496          7.75
-----------------------------------------------------------------------------------------------------------------------------
                                                   32,720               1               (541)           32,180          7.06
  Corporate debt obligations:
    Due within one year                             6,202              14                (75)            6,141          5.39
    Due after one but within five years            95,607           1,914             (3,644)           93,877          8.00
    After five but within 10 years                172,708             727            (13,781)          159,654          7.24
    After 10 years                                 95,857             493             (8,831)           87,519          7.80
-----------------------------------------------------------------------------------------------------------------------------
                                                  370,374           3,148            (26,331)          347,191          7.55
  Municipal Obligations:
    Due within one year                               806               3                 --               809          8.33
    Due after one but within five years             1,662               7                (14)            1,655          7.15
    After five but within 10 years                 26,968             812               (636)           27,144          6.51
    After 10 years                                 51,326           1,867               (753)           52,440          6.88
-----------------------------------------------------------------------------------------------------------------------------
                                                   80,762           2,689             (1,403)           82,048          6.78
-----------------------------------------------------------------------------------------------------------------------------
                                                  483,856           5,838            (28,275)          461,419          7.38
Mortgage-backed securities
  U.S. government agency:
    Due within one year                                 4              --                 --                 4          6.72
    After five but within 10 years                 12,296              --             (1,019)           11,277          6.13
    After 10 years                              2,031,920              38           (175,624)        1,856,334          7.15
-----------------------------------------------------------------------------------------------------------------------------
                                                2,044,220              38           (176,643)        1,867,615          7.14
Corporate:
    Due within one year                                15              --                 --                15          9.23
    Due after one but within five years                51               2                 (1)               52         10.44
    Due after five but within 10 years                548              13                 --               561         11.06
    After 10 years                                117,504             252             (3,861)          113,895          7.04
-----------------------------------------------------------------------------------------------------------------------------
                                                  118,118             267             (3,862)          114,523          7.06
-----------------------------------------------------------------------------------------------------------------------------
                                                2,162,338             305           (180,505)        1,982,138          7.14
-----------------------------------------------------------------------------------------------------------------------------
                                               $2,646,194          $6,143         $ (208,780)       $2,443,557          7.18%
=============================================================================================================================


(1)  Weighted average yield at end of year.

          No held-to-maturity securities were pledged as collateral as of December 31, 1995. Held-to-maturity mortgage-backed securities with a book value of $1,995.6 million and a market value of $1,828.0 million at December 31, 1994 were pledged to secure public deposits, securities sold under agreements to repurchase, other borrowings, interest rate exchange agreements and access to the Federal Reserve discount window.

NOTE 6:  LOANS

          Loans and loans held for sale consisted of the following:

                                                                     December 31,
------------------------------------------------------------------------------------------------
(dollars in thousands)                                                    1995             1994
------------------------------------------------------------------------------------------------
Real Estate
  Residential                                                       $7,861,990       $8,100,930
  Residential construction                                             615,814          549,271
  Commercial real estate                                             1,867,347        1,805,951
------------------------------------------------------------------------------------------------
                                                                    10,345,151       10,456,152
Second mortgage and other consumer                                   1,886,133        1,745,897
Manufactured housing                                                   767,717          646,605
Commercial business                                                    179,568          129,048
Reserve for loan losses                                              (143,319)        (132,499)
------------------------------------------------------------------------------------------------
                                                                   $13,035,250      $12,845,203
================================================================================================


          Included in the table above are loans held-for-sale of $9.7 million and $3.6 million at December 31, 1995 and 1994.


          Nonaccrual loans totaled $44.8 million and $33.5 million at December 31, 1995 and 1994. If interest on these loans had been recognized, such income would have been $3.7 million and $2.8 million for 1995 and 1994. Loans under foreclosure were $24.9 million and $28.1 million at December 31, 1995 and 1994. In addition, at December 31, 1995 and 1994, the Company had troubled debt restructurings aggregating $18.2 million and $10.3 million. During 1995 and 1994, these troubled debt restructurings returned a net yield of 8.69 percent and 8.53 percent, thereby contributing $1.6 million and $878,000 to interest income. Had these loans not been restructured and interest accrued at their original rates, the additional interest income would have been $82,000 and $93,000 for 1995 and 1994.

          At December 31, 1995, loans totaling $99.7 million were impaired of which $67.0 million had allocated reserves of $10.9 million. The remaining $32.7 million were either nonperforming or previously written down, and had no reserves allocated to them. Of the $99.7 million of impaired loans, $12.1 million were on nonaccrual status, $10.1 million were under foreclosure and $77.5 million (including $8.8 million of troubled debt restructurings) were performing but judged to be impaired. The average balance of impaired loans during the year was $108.6 million and the Company recognized $7.7 million of related interest income. Interest income on impaired loans is normally recognized on the accrual basis, unless the loan is more than 90 days delinquent or under foreclosure in which case interest income is recorded on the cash basis. An immaterial amount of interest income was recorded on the cash basis during 1995.

          Loans and loans held-for-sale, exclusive of reserve for loan losses, by geographic concentration were as follows:

                                                                           December 31, 1995
---------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                      Washington         Oregon    California          Utah   Other States           Total
---------------------------------------------------------------------------------------------------------------------------------

Real estate:
  Residential                               $5,668,638     $1,450,311      $296,816      $107,423       $338,802      $7,861,990
  Residential construction                     345,163        224,117             -        23,321         23,213         615,814
  Apartment buildings                          591,764        201,452        61,817        30,889         52,611         938,533
  Other commercial real estate                 425,240        264,235       143,319        37,595         58,425         928,814
---------------------------------------------------------------------------------------------------------------------------------
                                             7,030,805      2,140,115       501,952       199,228        473,051          10,345
Second mortgage and other consumer           1,519,796        344,708           229        10,749         10,651           1,886
Manufactured housing                           567,012        166,322             -         7,317         27,066             767
Commercial business                             57,882        121,519             -             -            167             179
---------------------------------------------------------------------------------------------------------------------------------
                                            $9,175,495      $2,772,664     $502,181      $217,294       $510,935         $13,178
=================================================================================================================================


          Loans and loans held-for-sale, exclusive of reserve for loan losses, deferred loan fees and premiums and discounts, by maturity or repricing date were as follows:


(dollars in thousands)                                       December 31, 1995
-------------------------------------------------------------------------------
Adjustable rate loans:
  Due within one year                                               $3,751,568
  After one but within five years                                    1,841,414
  After five but within 10 years                                        90,925
  After 10 years                                                        21,853
-------------------------------------------------------------------------------
                                                                     5,705,760
Fixed rate loans:
  Due within one year                                                  386,049
  After one but within five years                                    1,283,863
  After five but within 10 years                                     1,626,446
  After 10 years                                                     4,209,852
-------------------------------------------------------------------------------
                                                                     7,506,210
-------------------------------------------------------------------------------
                                                                   $13,211,970
===============================================================================


          In addition to loans the Company serviced for its own portfolio, it serviced loans of $5,216.4 million and $4,015.4 million at December 31, 1995 and 1994 for U.S. government agencies, institutions and private investors.

          Unamortized deferred loan fees, which are netted in the loan balances above, were $74.6 million and $94.4 million at December 31, 1995 and 1994.

          At December 31, 1995, the Company had $591.2 million in fixed-rate mortgage loan commitments, $369.2 million in adjustable-rate mortgage loan commitments, $72.0 million in commercial business loan commitments and $576.5 million in undisbursed lines of credit.

          It is the policy of Washington Mutual to not grant loans to employees who hold the position of Senior Vice President or above.

NOTE 7:  RESERVE FOR LOAN LOSSES

          Changes in the reserve for loan losses were as follows:

                                                                               Year Ended December 31,
--------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                       1995         1994        1993
--------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                $    132,499    $119,315    $58,075
Provision for loan losses                                                       11,150      20,400     35,225
Reserves added through business combinations                                     5,372         921     46,000
Reserves charged off:
  Residential                                                                  (1,214)     (1,604)    (1,612)
  Residential construction                                                       (125)       (190)      (297)
  Commercial real estate                                                       (1,260)     (2,353)   (13,832)
  Manufactured housing, second mortgage and other consumer                     (5,378)     (5,460)    (2,993)
  Commercial business                                                            (813)     (2,065)    (3,065)
--------------------------------------------------------------------------------------------------------------
                                                                               (8,790)    (11,672)   (21,799)
Reserves recovered:
  Residential                                                                      171          17         45
  Residential construction                                                          47          --         --
  Commercial real estate                                                         1,687       1,958        889
  Manufactured housing, second mortgage and other consumer                         701       1,117        768
  Commercial business                                                              482         443        112
--------------------------------------------------------------------------------------------------------------
                                                                                 3,088       3,535      1,814
-------------------------------------------------------------------------------------------------------------
Balance, end of year                                                      $    143,319    $132,499   $119,315
==============================================================================================================

          As part of the ongoing process to determine the adequacy of the reserve for loan losses, the Company reviews the components of its loan portfolio for specific risk of principal loss. Reserves are then allocated for impaired loans. An analysis of the reserve for loan losses was as follows:

                                                                                    December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                         1995             1994
------------------------------------------------------------------------------------------------------------
Allocated reserves:
  Commercial real estate                                                         $ 10,770          $ 15,594
  Residential construction                                                            158             1,327
------------------------------------------------------------------------------------------------------------
                                                                                   10,928            16,921
Unallocated reserves                                                              132,391           115,578
------------------------------------------------------------------------------------------------------------
                                                                                 $143,319          $132,499
============================================================================================================
Total reserve for loan losses as a percentage of:
  Total loans                                                                       1.10%             1.03%
  Nonperforming loans                                                              205.62            214.98

NOTE 8:  REO

          REO consisted of the following:

                                                                                     December 31,
-----------------------------------------------------------------------------------------------------
(dollars in thousands)                                                             1995         1994
-----------------------------------------------------------------------------------------------------
Real estate acquired through forclosure                                         $30,421      $24,648
Other repossessed assets                                                          1,018          979
Reserve for losses                                                              (6,375)      (6,505)
-----------------------------------------------------------------------------------------------------
                                                                                $25,064      $19,122
=====================================================================================================

          Changes in the REO reserve for losses were as follows:

                                                    Year Ended December 31
-----------------------------------------------------------------------------
(dollars in thousands)                          1995         1994        1993
-----------------------------------------------------------------------------
Balance, beginning of year                    $6,505       $5,475    $ 11,239
Provision for REO losses                           -          100       7,300
Reserves charged-off, net of recoveries         (130)         930     (13,064)
-----------------------------------------------------------------------------
Balance, end of year                          $6,375       $6,505    $  5,475
=============================================================================


          REO operations, inclusive of write-downs were as follows:

                                                  Year Ended December 31
-----------------------------------------------------------------------------
(dollars in thousands)                          1995         1994        1993
-----------------------------------------------------------------------------
Income from operations                        $2,343        $  88    $    665
Gain on Sale of REO                            5,007            -         340
Provision for REO losses                           -         (100)     (7,300)
-----------------------------------------------------------------------------
                                              $7,350        $ (12)    $(6,295)
=============================================================================

NOTE 9:  PREMISES AND EQUIPMENT

          Premises and equipment consisted of the following:

                                                  December 31,
--------------------------------------------------------------------
(dollar in thousands)                         1995              1994
--------------------------------------------------------------------
Furniture and Equipment                  $ 143,910         $ 141,311
Buildings                                  116,934            89,978
Leasehold Improvements                      32,931            35,280
--------------------------------------------------------------------
                                           293,775           266,569
Accumulated Depreciation                  (112,594)         (105,355)
--------------------------------------------------------------------
                                           181,181           161,214
Land                                        37,875            37,362
--------------------------------------------------------------------
                                         $ 219,056         $ 198,576
====================================================================

          Depreciation expense for 1995, 1994 and 1993 was $24.0 million, $20.9 million and $15.2 million.

          The Company has noncancelable operating leases for financial centers, office facilities and equipment. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $27.5 million for 1995 and $25.9 million in both 1994 and 1993.

          Future minimum net rental commitments, including maintenance and other associated costs, for all noncancelable leases were as follows:

                                                December 31, 1995
-----------------------------------------------------------------------
(dollars in thousands)                         Land &       Furniture &
                                             Buildings       Equipment
-----------------------------------------------------------------------
Commitments:
    Due within one year                      $ 20,676           $3,882
    After one but within two years             19,796            2,822
    After two but within three years           18,453            1,630
    After three but within four years          17,476              652
    After four but within five years           16,671                -
    After five years                           61,896                -
-----------------------------------------------------------------------
                                             $154,968           $8,986
=======================================================================

          In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The statement establishes accounting standards for the impairment of long-lived assets that either will be held and used in operations or that will be disposed of. Effective January 1, 1996, the Company adopted SFAS No. 121. The adoption hass not had a material impact on the results of operations or financial condition of the Company.

NOTE 10:  GOODWILL AND OTHER INTANGIBLE ASSETS

          Goodwill and other intangible assets consisted of the following:

                                                                           December 31,
----------------------------------------------------------------------------------------------
(dollars in thousands)                                                       1995         1994
----------------------------------------------------------------------------------------------
Washington Mutual Bank, net of amortization of $98,654 and $71,366       $159,259     $186,547
Murphey Favre and Composite Research & Management Co., net of                   -            -
  amortization of $9,389 and $8,653                                         1,468        2,203
Mutual Travel, Inc., net of amortization of $3,136                              -        1,799
Other, net of amortization of $85 and $36                                     400          449
----------------------------------------------------------------------------------------------
                                                                         $161,127     $190,998
==============================================================================================


          Goodwill and other intangible assets result from business combinations accounted for as a purchase of assets and an assumption of liabilities. Other intangible assets primarily consist of core deposit intangibles and covenants-not-to-compete resulting from acquisitions of thrift branch systems. Goodwill and other intangible assets are amortized using the straight-line method over the period that is expected to be benefited, which ranges from three to 10 years. The average remaining amortization period at December 31, 1995 was approximately six years. The Company periodically evaluates goodwill and other intangible assets for impairment. The level of goodwill and other intangible assets at December 31, 1995 was supported by the value attributed to the retail operations of acquired financial institutions.

          During 1993, the acquisition of Pacific First Bank ("Pacific First") was accounted for as a purchase of assets and assumption of liabilities and increased goodwill and other intangible assets by $178.2 million.

NOTE 11:  DEPOSITS

          Deposits consisted of the following:

                                                 December 31,
--------------------------------------------------------------------------
(dollars in thousands)                            1995                1994
--------------------------------------------------------------------------
Checking Accounts:
   Interest Bearing                        $   794,014         $   798,465
   Noninterest Bearing                         557,072             457,916
--------------------------------------------------------------------------
                                             1,351,086           1,256,381
Savings accounts                               962,399           1,179,447
Money market accounts                        3,006,122           2,439,917
Time deposit accounts
   Due within one year                       4,700,530           3,998,652
   After one but within two years              605,791             765,881
   After two but within three years            246,113             313,109
   After three but within four years           178,983             197,277
   After four but within five years            165,617             222,138
   After five years                             89,795              60,086
--------------------------------------------------------------------------
                                             5,986,829           5,557,143
--------------------------------------------------------------------------
                                           $11,306,436         $10,432,888
==========================================================================

          Time certificates of deposit in amounts of $100,000 or more totaled $1,321.7 million and $1,203.8 million at December 31, 1995 and 1994. At December 31, 1995, $484.9 million of these deposits mature within three months, $313.6 million mature in three months to six months, $269.3 million mature in six months to one year, and $253.9 million mature after one year.

          Financial data pertaining to the weighted average cost of deposits were as follows:

                                                         Year Ended December 31,
--------------------------------------------------------------------------------
                                                           1995    1994     1993
--------------------------------------------------------------------------------
Weighted daily average interest rate during the year      4.55%   3.76%    3.85%

NOTE 12:  FEDERAL FUNDS PURCHASED

          The Company purchased federal funds from a variety of counterparties during 1995. All federal funds purchased had maturities of thirty days or less, with the majority having maturities of one day. As of December 31, 1995, the balance of federal funds purchased was $430.0 million.

          Financial data pertaining to the weighted average cost, the level of federal funds purchased, and the related interest expense were as follows:

                                                                Year Ended December 31,
---------------------------------------------------------------------------------------
(dollars in thousands)                                           1995     1994     1993
---------------------------------------------------------------------------------------
Weighted average interest rate at end of year                   5.83%        -        -
Weighted daily average interest rate during the year             5.84        -        -
Daily average balance of federal funds purchased             $264,888        -        -
Maximum amount of federal funds purchased at any month end    998,000
Interest expense during the year                               15,460        -        -


NOTE 13:  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

          Securities sold under agreements to repurchase consisted of the following:

                                             December 31,
--------------------------------------------------------------------
(dollars in thousands)                            1995          1994
--------------------------------------------------------------------
Reverse repurchase agreements               $3,579,820    $2,077,209
Dollar repurchase agreements                   386,000       519,000
--------------------------------------------------------------------
                                            $3,965,820    $2,596,209
====================================================================


          The Company sold, under agreements to repurchase, specific securities of the U.S. government and its agencies and other approved investments to broker-dealers and customers. The securities underlying the agreements with broker-dealers were delivered to the dealer who arranged the transaction or were held by a safekeeping agent for the Company's account. Securities delivered to broker-dealers may be loaned out in the ordinary course of operations. The securities underlying the agreements with customers were held in a segregated account by a safekeeping agent for the Company.

          Scheduled maturities or repricing of securities sold under agreements to repurchase were as follows:

                                                          December 31,
-------------------------------------------------------------------------------
(dollars in thousands)                                      1995           1994
-------------------------------------------------------------------------------
Securities sold under agreements to repurchase:
  Due within 30 days                                     $2,676,777  $1,707,251
  After 30 but within 90 days                               397,178           -
  After 90 but within 180 days                              392,361     394,123
  After 180 but within one year                                   -     244,360
  After one year                                            499,504     250,475
-------------------------------------------------------------------------------
                                                         $3,965,820  $2,596,209
===============================================================================


          Financial data pertaining to the weighted average cost, the level of securities sold under agreements to repurchase and the related interest expense were as follows:

                                                                   Year Ended December 31,
----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                   1995            1994         1993
----------------------------------------------------------------------------------------------------------
Weighted average interest rate at end of year                            5.68%           5.64%         3.49%
Weighted daily average interest rate during the year                     5.91            4.47          3.84
Daily average of securities sold under agreements to
  repurchase                                                       $3,754,921      $2,206,363    $1,526,208
Maximum securities sold under agreements to repurchase
  at any month end                                                  4,545,140       2,676,447     2,173,693
Interest expense during the year
                                                                      221,735          98,568        58,614

NOTE 14:  ADVANCES FROM THE FHLB

          As members of the FHLB, WMB, WM Life and WMBfsb maintain credit lines that are percentages of their total regulatory assets, subject to collateralization requirements. At December 31, 1995, the credit lines were 17 percent, 19 percent and 45 percent of regulatory assets for WMB, WM Life and WMBfsb. Advances are collateralized in aggregate, as provided for in the Advances, Security and Deposit Agreements with the FHLB, by all FHLB stock owned, by deposits with the FHLB, and by certain mortgages or deeds of trust and securities of the U.S. government and agencies thereof.

          Scheduled maturities of advances from the FHLB were as follows:

                                                                    December 31,
-------------------------------------------------------------------------------------------------------
                                                     1995                           1994
-------------------------------------------------------------------------------------------------------
(dollars in thousands)                          Amount         Ranges of       Amount         Ranges of
                                                          Interest Rates                 Interest Rates
-------------------------------------------------------------------------------------------------------
FHLB advances:
  Due within one year                       $1,896,718     4.74%-8.35%      $1,456,133     3.95%- 7.89%
  After one but within two years             1,321,000     4.38 - 8.45       1,369,852     4.74 - 5.78
  After two but within three years             457,000     5.71 - 8.50         774,478     4.38 - 5.60
  After three but within four years              7,000     8.50 - 8.50          57,575     5.95 - 5.99
  After four but within five years               5,137     6.25 - 6.89          60,403     6.19 - 6.28
  After five years                              24,547     2.80 - 8.65          19,170     4.50 - 8.65
------------------------------------------------------------------------------------------------------
                                            $3,711,402                      $3,737,611
======================================================================================================


          Financial data pertaining to the weighted average cost, the level of FHLB advances and the related interest expense were as follows:

                                                               Year Ended December 31,
------------------------------------------------------------------------------------------------------
(dollars in thousands)                                         1995              1994             1993
------------------------------------------------------------------------------------------------------
Weighted average interest rate at end of year                  5.64%             5.66%            3.82%
Weighted daily average interest rate during the year           5.63%             4.80%            4.19%
Daily average of FHLB advances                           $3,046,722        $3,002,174       $1,573,678
Maximum FHLB advances at any month end                    3,711,402         3,737,611        2,079,934
Interest expense during the year                            171,564           144,163           65,890

NOTE 15:  OTHER BORROWINGS

          Other borrowings consisted of the following:

                                                         December 31,
------------------------------------------------------------------------------------------------------
                                             1995                                1994
------------------------------------------------------------------------------------------------------
(dollars in thousands)               Amount             Range of        Amount                Range of
                                                  Interest Rates                        Interest Rates
------------------------------------------------------------------------------------------------------
Senior Notes due 2005              $147,845                 7.46%            -                       -%
Notes Payable due 1998               76,405          6.13 - 8.00        79,039             6.13 - 8.75
Other Borrowings                        803                   10%          852                      10%
------------------------------------------------------------------------------------------------------
                                   $225,053                            $79,891
======================================================================================================


          In August 1995, the Company issued $150.0 million of senior notes bearing an interest rate of 7.25%. The notes are due August 15, 2005 and may not be redeemed prior to maturity. As part of the acquisition of Pacific First, the Company assumed a $75.0 million note payable to the City of Tampa. The City of Tampa issued capital improvement revenue bonds in 1988 and invested a portion of the receipts with Pacific First. The note matures in 1998 and is subject to periodic withdrawals.

          Financial data pertaining to the weighted average cost, the level of other borrowings and the related interest expense were as follows:

                                                            Year Ended December 31,
-------------------------------------------------------------------------------------------------
(dollars in thousands)                                        1995             1994          1993
-------------------------------------------------------------------------------------------------
Weighted average interest rate at end of year                 6.88%            6.13%         6.21%
Weighted daily average interest rate during the year          6.67             6.25          6.20
Daily average of other borrowings                         $131,169          $81,951       $68,504
Maximum other borrowings at any month end                  226,017           82,925        89,548
Interest expense during the year                             8,746            5,125         4,245

NOTE 16:  INTEREST RATE RISK MANAGEMENT

          From time to time, the following strategies may be used by the Company to reduce its exposure to interest rate risk: the origination and purchase of adjustable-rate mortgage loans and the purchase of adjustable-rate mortgage-backed securities; the sale of fixed-rate residential mortgage loan production or fixed-rate mortgage-backed securities; and the use of derivative instruments, such as interest rate exchange agreements and interest rate cap agreements.

          As of December 31, 1995, interest-sensitive assets of $9,682.1 million and interest-sensitive liabilities of $14,492.2 million were scheduled to mature or reprice within one year. At December 31, 1995, the Company had entered into interest rate exchange agreements and interest rate cap agreements with notional values of $1,165.0 million and $2,550.0 million. Without these instruments the Company's one-year gap at December 31, 1995 would have been a negative 21.46 percent as opposed to a negative 13.32 percent.

          Interest rate exchange agreements and interest rate cap agreements expose the Company to credit risk in the event of nonperformance by counterparties to such agreements. This risk consists primarily of the termination value of agreements where the Company is in a favorable position. The Company controls the credit risk associated with its interest rate exchange agreements and interest rate cap agreements through counterparty credit review, counterparty exposure limits and monitoring procedures.

          The Company's use of derivative instruments reduces the negative effect that changing interest rates may have on net interest income. The Company uses such instruments to reduce the volatility of net interest income over an interest rate cycle. None of the Company's derivative instruments are what are termed leveraged derivative instruments. These types of instruments are riskier than the derivatives used by the Company in that they have significant embedded options that enhance the performance in certain circumstances but dramatically reduce the performance in other circumstances.

          From time to time, the Company terminates interest rate exchange agreements and interest rate cap agreements prior to maturity. Such circumstances arise if, in the judgment of management, such instruments no longer cost effectively meet policy objectives. Often such instruments are within one year of maturity. During 1995, the Company terminated an interest rate exchange agreement with a notional value of $75.0 million and recorded a deferred gain of $845,000. There were no other terminations of interest rate exchange agreements or interest rate cap agreements in 1995. During 1994, the Company terminated interest rate exchange agreements with a notional value of $370.0 million for deferred gains of $1.4 million and deferred losses of $4.8 million. In 1993, interest rate exchange agreements with a notional value of $90.0 million were terminated and deferred losses of $3.4 million were recorded. During 1994, the Company terminated interest rate cap agreements with a notional value of $375.0 million and deferred gains of $860,000 were recorded. No interest rate cap agreements were terminated in 1993.

          Scheduled maturities of interest rate exchange agreements were as follows:

                                                                             December 31, 1995
--------------------------------------------------------------------------------------------------------------------------
                                                    Notional       Short-Term         Long-Term       Carrying       Fair
(dollars in thousands)                              Amount         Receipt Rate(1)    Payment Rate       Value       Value
--------------------------------------------------------------------------------------------------------------------------
Designated against available-for-sale securities:
  Due within one year                               $  465,000         5.13%           5.92%         $  1,528     $  1,528
  After one but within two years                       200,000         6.83            5.88            (4,144)      (4,144)
  After two but within three years                     300,000         6.05            5.92            (5,244)      (5,244)
  After three years                                    200,000         6.88            5.88            (3,987)      (3,987)
--------------------------------------------------------------------------------------------------------------------------
                                                    $1,165,000         5.96%           5.89%         $(11,847)    $(11,847)
==========================================================================================================================

                                                                         December 31, 1994
----------------------------------------------------------------------------------------------------------------------
                                             Notional     Short-Term          Long-Term          Carrying       Fair
(dollars in thousands)                         Amount     Receipt Rate(1)     Payment Rate          Value       Value
----------------------------------------------------------------------------------------------------------------------
Designated against available-for-sale
   securities:
  Due within one year                        $150,000           6.38%                4.33%         $ 4,700     $ 4,700
  After one but within two years              350,000           5.69                 4.54           13,954      13,954
Designated against short term
  borrowings and deposits:
  Due within one year                          69,000           5.79                 7.46               --        (209)
  After one but within two years              190,000           5.80                 6.75               --       2,319
----------------------------------------------------------------------------------------------------------------------
                                             $759,000           5.86%                5.32%         $18,654     $20,764
======================================================================================================================

(1) The terms of each agreement have specific London Interbank Offering Rate reset and index requirements, which result in different short-term receipt rates for each agreement. The receipt rate represents the weighted average rate as of the last reset date for each agreement.

          Scheduled maturities of interest rate cap agreements were as follows:

                                                                            December 31, 1995
---------------------------------------------------------------------------------------------------------------------
                                                         Notional       Strike     Short-Term    Carrying     Fair
(dollars in thousands)                                     Amount         Rate     Receipt Rate    Value       Value
---------------------------------------------------------------------------------------------------------------------
Designated against available for sale securities:
  Due within one year(1)                                 $1,425,000       5.34%        5.90%       $4,484      $4,484
  After one but within two years(2)                         875,000       5.85         5.83         3,799       3,799
  After two but within three years(3)                       250,000       6.05         5.90         1,132       1,132
---------------------------------------------------------------------------------------------------------------------
                                                         $2,550,000       5.59%        5.87%       $9,415      $9,415
=====================================================================================================================


(1) Includes $425.0 million notional amount with a weighted average cap ceiling of 8.06%

(2) Includes $600.0 million notional amount with a weighted average cap ceiling of 7.75%

(3) Includes $250.0 million notional amount with a weighted average cap ceiling of 7.65%

                                                                          December 31, 1994
----------------------------------------------------------------------------------------------------------------------
                                                        Notional       Strike       Short-Term    Carrying      Fair
(dollars in thousands)                                  Amount         Rate        Receipt Rate    Value       Value
----------------------------------------------------------------------------------------------------------------------
Designated against available for sale securities:
  Due after one but within two years                    $  600,000       5.13%         5.76%       $24,936     $24,936
  After two years                                          275,000       4.80          5.70         16,754      16,754
Designated against short term borrowings
  and deposits:
  Due after one but within two years(1)                    825,000       5.50          5.89             --      20,421
----------------------------------------------------------------------------------------------------------------------
                                                        $1,700,000       5.25%         5.81%       $41,690     $62,111
======================================================================================================================

(1) Includes $425.0 million notional amount with a weighted average cap ceiling of 8.06%.

          Changes in interest rate exchange agreements and interest rate cap agreements were as follows:

                                                   Year Ended Dec. 31, 1995
------------------------------------------------------------------------------
                                                Interest Rate    Interest Rate
                                                  Exchange            Cap
(dollars in thousands)                           Agreements       Agreements
------------------------------------------------------------------------------
Notional balance, beginning of year                $759,000         $1,700,000
Purchases                                           700,000            850,000
Terminations and maturities                        (294,000)                --
------------------------------------------------------------------------------
Notional balance, end of year                    $1,165,000         $2,550,000
==============================================================================



          The unamortized balance of prepaid fees and deferred gains and losses from terminated interest rate exchange agreements and interest rate cap agreements are scheduled to be amortized into interest expense as follows:

                                                                      December 31, 1995
-----------------------------------------------------------------------------------------------------------------
                                                Gain on        Gain on Short-      Loss on Short-           Net
                                             Available-For-    Term Borrowings     Term Borrowings         Gain
(dollars in thousands)                      Sale Securities     and Deposits        and Deposits          (Loss)
-----------------------------------------------------------------------------------------------------------------
1996                                             $1,152              $367              $(3,030)           $(1,511)
1997                                                 --                --                 (392)              (392)
1998                                                 --                --                  (81)               (81)
-----------------------------------------------------------------------------------------------------------------
Unamortized deferred gain (loss)                 $1,152              $367              $(3,503)           $(1,984)
=================================================================================================================

          Financial data pertaining to the weighted average net effective (benefit) cost, the level of interest rate exchange agreements and the related cost (benefit) were as follows:

                                                                            Year Ended December 31,
----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                               1995           1994          1993
----------------------------------------------------------------------------------------------------------
Weighted average net effective (benefit) cost at end of year           (0.07)%        (0.54)%         2.92%
Weighted average net effective (benefit) cost during the year          (0.51)          1.73           4.25
Monthly average notional amount of interest rate exchange         $1,113,500     $  890,250       $670,767
agreements
Maximum notional amount of interest rate exchange
  agreements at any month end                                     1,382,000       1,125,000        855,000
Net cost included with interest expense on deposits                   3,887          15,289         24,268
  during the year
Net cost included with interest expense on borrowings                   902           1,426          4,210
   during the year
Net (benefit) included with interest income on available
  for securities during the year                                    (10,495)         (1,316)            --


          Financial data pertaining to the level of interest rate cap agreements and related net cost (benefit) were as follows:

                                                                                  Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                      1995          1994            1993
-----------------------------------------------------------------------------------------------------------------
Monthly average notional amount of interest rate cap                      $2,083,333    $1,064,583       $462,500
  agreements
Maximum notional amount of interest rate cap agreements
  at any month end                                                         2,550,000     1,700,000        675,000
Net cost (benefit) included with interest expense on deposits                  4,380          (301)           --
during the year
Net (benefit) cost included with interest income on available for sale
  securities during the year                                                  (5,340)        1,365            --

NOTE 17: GAIN (LOSS) ON SALE OF OTHER ASSETS, INCLUSIVE OF WRITE-DOWNS

          Gain (loss) on sale of other assets, inclusive of write-downs consisted of the following:

                                         Year Ended December 31,
-----------------------------------------------------------------------
(dollars in thousands)                    1995         1994        1993
-----------------------------------------------------------------------
Trading account securities            $   408        $  165     $    46
Available for sale securities          (3,342)        3,841       1,578
Held to maturity securities                 -             -      26,706
Premises and equipment                   (626)          140       1,397
Other                                   1,203           587      (3,641)
-----------------------------------------------------------------------
                                      $(2,357)       $4,733     $26,786
=======================================================================

NOTE 18: INCOME TAXES

          The provision for income taxes consisted of the following:

                                                 Year Ended December 31,
---------------------------------------------------------------------------
(dollars in thousands)                       1995         1994         1993
---------------------------------------------------------------------------
Current income tax expense               $ 87,913     $ 92,731      $77,390
Deferred income tax expense                19,591       15,428       17,399
---------------------------------------------------------------------------
                                         $107,504     $108,159      $94,789
===========================================================================

          In determining taxable income, savings banks are allowed bad debt deductions based on a percentage of taxable income or on actual experience. Each year, savings banks may select whichever method results in the most tax savings. The Company primarily used the percentage method in 1995 and 1994 and the experience method in 1993. Effective with the adoption of SFAS No. 109, this bad debt deduction is no longer treated as a permanent difference.

          The significant components of the Company's deferred tax liabilities and assets were as follows:

                                                      December 31,
------------------------------------------------------------------------
(dollars in thousands)                            1995              1994
------------------------------------------------------------------------
Deferred tax liabilities:
  Purchase accounting adjustments             $ 22,996          $ 37,331
  FHLB stock dividends                          42,100            35,783
  Deferred loan fees                            32,958            19,163
  Deferred gains                                50,947            11,655
  Other                                         51,593            32,194
------------------------------------------------------------------------
                                               200,594           136,126
Deferred tax assets:
  Book reserves                                 44,076            44,655
  Purchase accounting adjustments               12,318            16,167
  Deferred losses                                   --            12,166
  Other                                         19,411            18,436
------------------------------------------------------------------------
                                                75,805            91,424
------------------------------------------------------------------------
                                              $124,789          $ 44,702
========================================================================



          In April 1994, revenue procedures were issued allowing the Company to change its method of accounting for loan fees, effective for 1993. The change allowed the Company to defer the recognition of loan fees for income tax purposes.

          Under SFAS No. 115, the tax effect of net unrealized gains and losses on available-for-sale securities at December 31, 1995 and 1994 were included in the deferred tax liabilities and assets. The tax effect was made directly to stockholders' equity and was not included in the provision for income taxes.

          The change in the net deferred tax liability was as follows:

----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                        Year Ended December 31, 1995
----------------------------------------------------------------------------------------------------------
Deferred tax liability, beginning of year                                                        $  44,702
  Tax effect of valuation adjustment on available for sale securities                               57,044
  Deferred income tax expense                                                                       19,591
  Other adjustments                                                                                  3,452
----------------------------------------------------------------------------------------------------------
Deferred tax liability, end of year                                                               $124,789
==========================================================================================================


          Reconciliations between income taxes computed at statutory rates and income taxes included in the Consolidated Statements of Income were as follows:

                                                                              Year Ended December 31,
---------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                     1995         1994         1993
---------------------------------------------------------------------------------------------------------
Income taxes computed at statutory rates                               $107,556     $101,318     $100,028
  Tax effect of:                                                             --           --           --
    Amortization of goodwill and other intangible assets                  6,631        6,688        6,281
    Dividends received deduction                                           (987)        (506)        (441)
    Tax exempt income                                                    (1,973)      (1,680)      (1,924)
    Other                                                                (3,723)       2,339       (5,080)
---------------------------------------------------------------------------------------------------------
Income taxes before extraordinary items                                 107,504      108,159       98,864
  Tax effect of:
    Call of subordinated capital notes                                       --           --         (709)
    Penalty for prepayment of FHLB advances                                  --           --       (3,366)
---------------------------------------------------------------------------------------------------------
Income taxes included in the Consolidated Statements of Income         $107,504     $108,159     $ 94,789
=========================================================================================================

NOTE 19:  EXTRAORDINARY ITEMS

          Extraordinary items consisted of the following:

                                                 Year Ended December 31,
---------------------------------------------------------------------------
(dollars in thousands)                         1995         1994       1993
---------------------------------------------------------------------------
Call of subordinated capital notes               $-           $-   $ (2,266)
Penalty for prepayment of FHLB advances           -            -    (10,762)
---------------------------------------------------------------------------
                                                  -            -    (13,028)
Federal income tax benefits                       -            -      4,075
---------------------------------------------------------------------------
                                                 $-           $-   $ (8,953)
===========================================================================


          On September 15, 1993, the Company redeemed for cash all $40.0 million in principal of its 10.50 percent subordinated capital notes due March 15, 1999. The Company prepaid $432.6 million in advances from the FHLB during 1993.

NOTE 20:  STOCKHOLDERS' EQUITY

COMMON STOCK

          In the third quarter of 1993, Washington Mutual's Board of Directors declared a 50 percent stock dividend on its shares of common stock. The stock dividend had the effect of a three-for-two stock split. Cash dividends declared, as adjusted for the above mentioned stock dividend, were as follows:

                                    Year Ended December 31,
----------------------------------------------------------------
(dollars in thousands)           1995(1)      1994(1)     1993(1)
----------------------------------------------------------------
First quarter                     $0.19        $0.16       $0.10
Second quarter                     0.19         0.17        0.11
Third quarter                      0.19         0.18        0.14
Fourth quarter                     0.20         0.19        0.15

(1) cash dividends per common share represent historical dividends per share paid by Washington Mutual prior to business combinations.

          Not only is the dividend policy of Washington Mutual influenced by legal, regulatory and economic restrictions, but it is also predicated on the ability of its subsidiaries to declare and pay dividends to Washington Mutual. These subsidiaries are in turn subject to legal and regulatory restrictions on their ability to pay dividends.

          Retained earnings of the Company at December 31, 1995 included a pre-1988 thrift bad debt reserve for tax purposes of $220.6 million for which no federal income taxes had been provided. In the future, if this thrift bad debt reserve is used for any purpose other than to absorb bad debt losses, if any of the banking subsidiaries do not meet the 60 percent qualified assets test or if legislation is enacted requiring recapture of all thrift bad debt reserves, the Company will incur a federal income tax liability at the then prevailing corporate tax rate.

          On October 16, 1990, the Company's Board of Directors adopted a shareholder rights plan and declared a dividend of one right for each outstanding share of common stock to shareholders of record on October 31, 1990. The rights have certain anti-takeover effects. They are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a price fair to all shareholders. The rights may cause substantial dilution to an acquiring party that attempts to acquire the Company on terms not approved by the Board of Directors, but they will not interfere with any friendly merger or other business combination. The plan was not adopted in response to any specific effort to acquire control of the Company.

PREFERRED STOCK

          In August 1989, the Company issued 1,300,000 shares of Noncumulative Convertible Perpetual Preferred Stock, Series A, at $50 per share for net proceeds of $63.2 million. In January 1993, the Company issued a notice of redemption to all holders of its Preferred Stock, Series A. Virtually all holders of the Preferred Stock, Series A, converted their shares into common stock prior to the redemption date of February 12, 1993.

          In December 1992, the Company issued 2,800,000 shares of Noncumulative Perpetual Preferred Stock, Series C, at $25 per share for net proceeds of $67.4 million. The stock has a liquidation preference of $25 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $2.28 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after December 31, 1997, at the redemption price of $25 per share plus unpaid dividends, whether or not declared, for the then current dividend period up to the date fixed for redemption. In November 1995, the Company purchased and retired 47,500 shares of its stock.

          Also in December 1992, the Company issued 1,400,000 shares of Noncumulative Convertible Perpetual Preferred Stock, Series D, at $100 per share for net proceeds of $136.4 million. The stock has a liquidation preference of $100 per share plus dividends accrued and unpaid for the then current dividend period. The stock is convertible at a rate of 3.870891 shares of common stock per share of preferred stock (after adjustment for the third quarter 1993 50 percent stock dividend discussed below). Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $6.00 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after December 31, 1996 at an initial redemption price of $103.60 per share. The redemption price declines to $100 per share by the year 2003.

          In September 1993, the Company issued 2,000,000 shares of Noncumulative Perpetual Preferred Stock, Series E, at $25 per share for net proceeds of $48.2 million. The stock has a liquidation preference of $25 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $1.90 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after September 15, 1998, at the redemption price of $25 per share plus unpaid dividends, whether or not declared, for the then current dividend period up to the date fixed for redemption. In November 1995, the Company purchased and retired 30,000 shares of its stock.

          The Preferred Stocks, Series C, Series D and Series E, are senior to common stock as to dividends and liquidation, but they do not confer general voting rights.

NOTE 21: EARNINGS PER COMMON SHARE

          Primary earnings per common share have been calculated by dividing net income, after deducting dividends on preferred stock, by the weighted average number of shares outstanding for the period. Fully diluted earnings per common share assume conversion of the outstanding convertible preferred stock.

          Information used to calculate earnings per share was as follows:

                                                                            Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                    1995              1994             1993
-----------------------------------------------------------------------------------------------------------------
Net income                                                         $    199,801      $   181,322      $   188,583
Preferred stock dividends:
  Noncumulative Perpetual, Series C                                     (6,384)           (6,384)          (5,628)
  Noncumulative Perpetual, Series E                                     (3,800)           (3,800)            (538)
  Noncumulative Convertible Perpetual, Series D                         (8,400)           (8,400)          (7,392)
-----------------------------------------------------------------------------------------------------------------
Net income attributable to primary common stock                    $   181,217       $   162,738      $   175,025
=================================================================================================================
Net income                                                             199,801           181,322          188,583
Preferred stock dividends:
  Noncumulative Perpetual, Series C                                     (6,384)           (6,384)          (5,628)
  Noncumulative Perpetual, Series E                                     (3,800)           (3,800)            (538)
-----------------------------------------------------------------------------------------------------------------
Net income attributable to fully diluted common stock              $   189,617       $   171,138      $   182,417
=================================================================================================================
Average number of common shares outstanding:

  Primary                                                           70,061,144        66,361,794       64,808,073
  Noncumulative Convertible Perpetual, Series A                             --                --          643,121
  Noncumulative Convertible Perpetual, Series D                      5,419,247         5,419,247        5,419,247
-----------------------------------------------------------------------------------------------------------------
  Fully diluted                                                     75,480,391        71,781,041       70,870,441
=================================================================================================================

NOTE 22: REGULATORY CAPITAL REQUIREMENTS

          WMI is not subject to any regulatory capital requirements. However, each of its subsidiary depository and insurance institutions is subject to various capital requirements. WMB is subject to the Federal Deposit Insurance Corporation ("FDIC") capital requirements while WMBfsb is subject to the Office of Thrift Supervision ("OTS") capital requirements.

          The FDIC currently measures an institution's capital using a leverage limit together with certain risk-based ratios. The FDIC requires most banks it regulates to maintain a minimum leverage ratio, defined as core ("Tier 1") capital divided by total regulatory assets, of at least 4.00 percent to 5.00 percent. It also requires total capital of at least 8.00 percent of risk-weighted assets and Tier 1 capital of at least 4.00 percent of risk-weighted assets. The OTS requires savings associations, such as WMBfsb, to meet each of three separate capital adequacy standards: a core capital leverage requirement, a tangible capital requirement and a risk-based capital requirement. OTS regulations require savings associations to maintain core capital of at least 3.00 percent of assets and tangible capital (excluding all goodwill) of at least 1.50 percent of assets. Most savings institutions are required to maintain a minimum leverage capital ratio of at least 4.00 percent. OTS regulations incorporate a risk-based capital requirement that is designed to be no less stringent than the capital standard applicable to national banks and is modeled in many respects on, but not identical to, the risk-based capital requirements adopted by the FDIC. These regulations require a core risk-based capital ratio of at least 4.00 percent and a total risk-based capital ratio of at least 8.00 percent.

          The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") created a statutory framework that increased the importance of meeting applicable capital requirements. For WMB and WMBfsb, FDICIA establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. An institution's category depends upon where its capital levels are in relation to relevant capital measures, which include a risk-based capital measure, a leverage ratio capital measure and certain other factors. The federal banking agencies (including the FDIC and the OTS) have adopted regulations which implement this statutory framework. Under these regulations, in order to be well capitalized a bank must have a ratio of total capital to risk-weighted assets of not less than 10.00 percent, a ratio of Tier 1 capital to risk-weighted assets of not less than 6.00 percent, and a leverage ratio of Tier 1 capital to total average assets of not less than 5.00 percent and must not be subject to any federal supervisory order or directive to meet a specific capital level. In order to be adequately capitalized, an institution must have a total risk-based capital ratio of not less than 8.00 percent, a Tier 1 risk-based capital ratio of not less than 4.00 percent, and a leverage ratio of not less than 4.00 percent. Any institution which is neither well capitalized nor adequately capitalized will be considered undercapitalized. Undercapitalized institutions are subject to certain regulatory controls and restrictions which become more extensive as an institution becomes more severely undercapitalized. At December 31, 1995, both WMB and WMBfsb were well capitalized.

          The OTS has adopted final regulations adding an interest rate risk component to the risk-based capital requirements for savings associations (such as WMBfsb), although implementation of the regulation has been delayed. Management believes that the effect of including such an interest rate risk component in the calculation of risk-adjusted capital will not cause WMBfsb to cease to be well capitalized. In August 1995, the FDIC revised its capital standards to state explicitly that it will consider the risk of declines in the economic value of capital due to changes in interest rates. The FDIC stated that in the future, after gaining more experience with the risk measurement process, it will issue a proposed rule that would establish an explicit minimum capital charge for interest rate risk. The ultimate effect of such risk-based capital requirements cannot be determined until final regulations are adopted.

          WM Life is subject to risk-based capital requirements developed by the National Association of Insurance Commissioners ("NAIC"). This measure uses four major categories of risk to calculate an appropriate level of capital to support an insurance company's overall business operations. The four risk categories are asset risk, insurance risk, interest rate risk and business risk. At December 31, 1995, WM Life's capital was 672 percent of its required regulatory risk-based level.

          Capital ratios for WMB (on a consolidated basis) and WMBfsb (on a consolidated basis) were as follows:

                                                        December 31, 1995
-------------------------------------------------------------------------
                                                        WMB       WMBfsb
-------------------------------------------------------------------------
Tangible capital ratio                                 n.a.%        6.76%
Leverage capital ratio                                  5.72         6.76
Total risk based capital ratio                         11.58        12.64
Tier 1 or core risk based capital ratio                10.70        11.39

          Reconciliation of WMB's and WMBfsb's consolidated stockholders' equity to regulatory capital was as follows:

(dollars in thousands)                                               December 31, 1995
--------------------------------------------------------------------------------------------
                                                                WMB                 WMBfsb
--------------------------------------------------------------------------------------------
Stockholders' equity                                            $1,418,271          $ 46,117
Reporting differences:
  Goodwill and other intangible assets                            (160,781)             (401)
  Valuation reserve for available for sale securities              (65,683)             (202)
  Investment in securities related subsidiaries                     (6,579)                -
  Purchased mortgage servicing rights                                 (542)             (818)
  Other nonqualifying assets                                          (542)                -
--------------------------------------------------------------------------------------------
     Total regulatory capital                                   $1,184,144           $44,696
============================================================================================

NOTE 23:  STOCK OPTION PLAN

          On March 8, 1984, the Company's stockholders approved the adoption of the 1983 incentive stock option plan, providing for the award of incentive stock options or nonqualified stock options and stock appreciation rights ("SARs") to certain officers of the Company at the discretion of the Board of Directors. On April 19, 1994, the Company's stockholders' approved the adoption of the 1994 stock option plan in which the right to purchase common stock of the Company may be granted to employees, directors, consultants and advisers of the Company. The 1994 plan is similar in some respects to the 1983 plan, which terminated according to its terms in 1993. Consistent with the Company's practice under the 1983 plan, it is anticipated that the majority of options available under the plan will be granted to the most senior management of the Company. The 1994 plan does not affect any options granted under the 1983 plan.

          Under the 1994 stock option plan, on the date of the grant, the exercise price of the option must at least equal the market value per share of the Company's common stock. The 1994 plan provides for the granting of options for a maximum of 4,000,000 common shares.

          A SAR represents the right to receive in cash an amount equal to the difference between the market value of one share of the Company's common stock on the date of exercise of the SAR and the market value of such a share on the date of the grant. The market value is the closing stock price on the date of the grant. The increased value of SARs during 1995 and 1993, which had been recorded as compensation expense, was $81,000 and $15,000. During 1994, due to the decline in the price of the Company's common stock, a credit of $49,000 was recorded against compensation expense.

          Stock options and SARs are exercisable on a phased-in schedule. At December 31, 1995, stock options of 900,528 and 6,750 SARs were fully exercisable.

          Stock options and SARs granted, exercised or terminated were as follows:

                                               Stock Options(1)                      SARs(1)
-----------------------------------------------------------------------------------------------------------
                                                Average Price          Number     Average Price      Number
-----------------------------------------------------------------------------------------------------------
Outstanding January 1, 1993                        $ 7.86            1,456,859       $5.86            6,750
Granted in 1993                                     22.25              202,500           -
Exercised in 1993                                    6.04             (519,019)          -
-----------------------------------------------------------------------------------------------------------
Outstanding December 31, 1993                       11.24            1,140,340         5.86           6,750
Granted in 1994                                     22.27              191,631            -
Exercised in 1994                                    7.96             (106,399)           -
-----------------------------------------------------------------------------------------------------------
Outstanding December 31, 1994                       13.25            1,225,572         5.86           6,750
Granted in 1995                                     17.47              416,618            -
Exercised in 1995                                    7.92             (290,981)           -
Terminated in 1995                                  22.07              (49,848)           -
-----------------------------------------------------------------------------------------------------------
Outstanding December 31, 1995                      $15.46            1,301,361        $5.86           6,750
===========================================================================================================



(1) Average price and number of stock options and SARs granted, exercised and terminated in 1993 have been adjusted for the third quarter 1993 50 percent stock dividend, which had the effect of a three-for-two stock split.

          In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-based Compensation. The statement requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) application of the fair value recognition provisions in the statement. SFAS No. 123 does not rescind or interpret the existing accounting rules for employee stock-based arrangements. Companies may continue following those rules to recognize and measure compensation as outlined in Accounting Principles Board Opinion 25 ("APB 25"), but they will now be required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the company elected to follow the fair value recognition provisions of SFAS No. 123. Effective January 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, but has determined that it will continue to measure its employee stock-based compensation arrangements under the provisions of APB 25. The adoption of the disclosure requirements of SFAS No. 123 will have no material impact on the results of operations or financial condition of the Company.

NOTE 24:  EMPLOYEE BENEFITS PROGRAMS

          The Company maintains a noncontributory cash balance defined benefit pension plan ("Plan") for substantially all eligible employees. Benefits earned for each year of service are based primarily on the level of compensation in that year plus a stipulated rate of return on the benefit balance. It is the Company's policy to fund the Plan on a current basis to the extent deductible under federal income tax regulations. The net periodic pension cost for the Plan was $2.2 million, $1.3 million and $575,000 for 1995, 1994 and 1993. The weighted average discount rate was 7.25 percent, 8.00 percent and 7.25 percent for 1995, 1994 and 1993. The long-term rate of return on assets was 8.00 percent for 1995, 8.00 percent for 1994 and 9.00 percent for 1993. The assumed rate of increase in future compensation levels was 6.00 percent for all years presented. The Plan's assets consist primarily of listed common stocks, U. S. government obligations, corporate debt obligations and annuity contracts.

          The Plan's funded status and amounts recognized in the Company's financial statements were as follows:

                                                                                          December 31,
---------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                  1995         1994
---------------------------------------------------------------------------------------------------------
Benefit obligations:
  Vested benefits                                                                  $ (46,628)   $ (34,885)
  Nonvested benefits                                                                  (2,367)      (4,690)
---------------------------------------------------------------------------------------------------------
     Accumulated benefit obligation                                                  (48,995)     (39,575)
Effect of future compensation increases                                               (1,598)      (1,429)
---------------------------------------------------------------------------------------------------------
     Projected benefit obligation                                                    (50,593)     (41,004)
Plan assets at fair value                                                             61,722       53,037
---------------------------------------------------------------------------------------------------------
     Plan assets in excess of projected benefit obligation                            11,129       12,033
Unrecognized (gain) loss due to past experience different from assumptions            (2,103)       1,710
---------------------------------------------------------------------------------------------------------
Unrecognized net asset at transition being recognized over 18.6 years                 (3,300)      (3,682)
---------------------------------------------------------------------------------------------------------
     Prepaid pension asset                                                             7,819       10,061
=========================================================================================================

     Net periodic pension expense included the following:

                                                                Year Ended December 31,
-----------------------------------------------------------------------------------------
(dollars in thousands)                                       1995        1994        1993
-----------------------------------------------------------------------------------------
Service cost--benefits earned during the period          $  3,240     $ 2,952     $ 1,643
Interest cost on projected benefit obligation               3,336       2,695       1,904
Actual (gain) loss on Plan assets                         (11,935)        463      (5,637)
Amortization and deferral, net                              7,601      (4,779)      2,665
-----------------------------------------------------------------------------------------
                                                         $  2,242     $ 1,331     $   575
=========================================================================================



          During 1994, the defined benefit pension plan acquired in the acquisition of Pacific First was merged into the Company's defined benefit pension plan. The fair value of plan assets exceeded the projected benefit obligation and the accrued pension cost was reduced by $10.8 million.

          In addition, the Company currently provides eligible retired employees with access to medical coverage on the same basis as active employees and provides certain other health care insurance benefits to a limited number of retired employees. Postretirement benefits, such as retiree health benefits, are accrued during the years an employee provides services. The net periodic expense was $697,000, $689,000 and $621,000 for 1995, 1994 and 1993.

          The funded status of these benefits were as follows:

                                                                   December 31,
---------------------------------------------------------------------------------
(dollars in thousands)                                           1995        1994
---------------------------------------------------------------------------------
Accumulated postretirement benefit obligation                 $(5,484)    $(4,488)
Unrecognized transition obligation                              2,503       2,650
Unrecognized (gain)                                               (36)       (189)
---------------------------------------------------------------------------------
     Prepaid postretirement liability                         $(3,017)    $(2,027)
=================================================================================


     Net periodic postretirement expense included the following:

                                                     Year Ended December 31,
-------------------------------------------------------------------------------
(dollars in thousands)                           1995         1994         1993
-------------------------------------------------------------------------------
Service cost                                     $206         $220         $154
Interest cost                                     344          322          320
Amortization of transition obligation             147          147          147
-------------------------------------------------------------------------------
                                                 $697         $689         $621
===============================================================================


          The weighted average discount rate was 7.25 percent, 8.00 percent and
7.25 percent for 1995, 1994 and 1993. The medical trend rate starts at 13.00 percent for 1993 and declines steadily to 6.00 percent by the year 2000. The effect of a 1.00 percent increase in the trend rates is not significant.

          The Company also maintains a savings plan for substantially all eligible employees that allows participants to make contributions by salary deduction equal to 15.00 percent or less of their salary pursuant to section 401(k) of the Internal Revenue Code. Western maintained a substantially similar plan. Employees' contributions vest immediately. The Company's partial matching contributions vest over five years. The Company's contributions to the savings plan in 1995, 1994 and 1993 were $5.8 million, $8.0 million and $4.5 million.

          In November 1992, the FASB issued SFAS No. 112, Employers' Accounting for Postemployment Benefits. This statement establishes standards of financial accounting and reporting for the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement. Effective January 1, 1994, the Company adopted SFAS No. 112. There were no costs accrued under this pronouncement.

NOTE 25: CONTINGENCIES

          The Company has certain litigation and negotiations in progress resulting from activities arising from normal operations. In the opinion of management and legal counsel, none of these matters is likely to have a materially adverse effect on the Company's financial position.

          At periodic intervals, the FDIC and OTS regulators examine the Company's financial statements as part of their legally prescribed oversight. Based on these examinations, the regulators can direct that the Company's financial statements be adjusted in accordance with their findings. A future examination by the FDIC or the OTS could include a review of certain transactions or other amounts reported in the Company's 1995 financial statements. The regulators have not proposed significant adjustments to the Company's financial statements in prior years and management is not aware of any basis for any such adjustments for 1995. But, in view of the uncertain regulatory environment in which the Company operates, the extent, if any, to which a forthcoming examination may ultimately result in regulatory adjustments to the 1995 financial statements cannot presently be determined.

NOTE 26:  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

          The results of operations on a quarterly basis have been restated to give effect to the business combination with Western Bank. Results of operations on a quarterly basis were as follows:

                                                                     Year Ended December 31, 1995
----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands,                   First Quarter                    Second Quarter                    Third Quarter
except for per share amounts)  Washington   Western  Restated    Washington   Western  Restated    Washington   Western  Restated
                                  Mutual                           Mutual                            Mutual
---------------------------------------------------------------------------------------------------------------------------------
Interest income                  $353,378   $14,069   $367,447    $375,224    $14,792   $390,016    $390,114    $15,524   $405,638
Interest expense                  213,906     4,468    218,374     235,828      4,757    240,585     243,729      5,115    248,844
----------------------------------------------------------------------------------------------------------------------------------
Net interest income               139,472     9,601    149,073     139,396     10,035    149,431     146,385     10,409    156,794
Provision for loan losses           2,500       300      2,800       2,500        350      2,850       2,500        300      2,800
Other income                       26,585     2,270     28,855      26,828      2,726     29,554      25,620      2,660     28,280
Other expense                      95,171     7,910    103,081      98,135      8,197    106,332      94,466      8,064    102,530
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes         68,386     3,661     72,047      65,589      4,214     69,803      75,039      4,705     79,744
Income taxes                       25,381     1,416     26,797      20,398      1,632     22,030      26,233      1,823     28,056
----------------------------------------------------------------------------------------------------------------------------------
Net income                         43,005     2,245     45,250      45,191      2,582     47,773      48,806      2,882     51,688
==================================================================================================================================
Net income attributable to
common stock                     $ 38,359   $ 2,245   $ 40,604    $ 40,545     $2,582    $43,127     $44,160    $ 2,882   $ 47,042
==================================================================================================================================
Net income per common share
  Primary                        $   0.62             $   0.60    $   0.64               $  0.62     $  0.68              $   0.66
  Fully diluted                      0.60                 0.58        0.62                  0.60        0.66                  0.64

                                  Year Ended December 31, 1995
---------------------------------------------------------------
(dollars in thousands,                    Fourth Quarter
except for per share amounts)    Washington   Western  Restated
                                    Mutual
---------------------------------------------------------------
Interest income                    $399,997  $15,862   $415,859
Interest expense                    247,620    5,301    252,921
---------------------------------------------------------------
Net interest income                 152,377   10,561    162,938
Provision for loan losses             2,500      200      2,700
Other income                         27,705    3,480     31,185
Other expense                        94,543   11,169    105,712
---------------------------------------------------------------
Income before income taxes           83,039    2,672     85,711
Income taxes                         29,417    1,204     30,621
---------------------------------------------------------------
Net income                           53,622    1,468     55,090
===============================================================
Net income attributable to
common stock                       $ 48,976  $ 1,468   $ 50,444
===============================================================
Net income per common share
  Primary                          $   0.74            $   0.71
  Fully diluted                        0.72                0.69



                                              Year Ended December 31, 1994
-------------------------------------------------------------------------------------------------------
(dollars in thousands,                      First Quarter                       Second Quarter
except for per share amounts)       Washington  Western  Restated       Washington   Western   Restated
                                       Mutual                             Mutual
-------------------------------------------------------------------------------------------------------
Interest income                      $276,166   $11,415   $287,581       $287,784    $12,488   $300,272
Interest expense                      132,629     3,482    136,111        146,041      3,791    149,832
-------------------------------------------------------------------------------------------------------
Net interest income                   143,537     7,933    151,470        141,743      8,697    150,440
Provision for loan losses               5,000         0      5,000          5,000         50      5,050
Other income                           28,348     2,434     30,782         27,747      2,489     30,236
Other expense                         100,583     6,974    107,557         96,890      7,532    104,422
-------------------------------------------------------------------------------------------------------
Income before income taxes             66,302     3,393     69,695         67,600      3,604     71,204
Income taxes                           24,607     1,316     25,923         25,531      1,399     26,930
-------------------------------------------------------------------------------------------------------
Net income                             41,695     2,077     43,772         42,069      2,205     44,274
=======================================================================================================
Net income attributable to
common stock                         $ 37,049    $2,077   $ 39,126        $37,423     $2,205   $ 39,628
=======================================================================================================
Net income per common share
  Primary                            $   0.62             $   0.59        $  0.62              $   0.60
  Fully diluted                          0.60                 0.58           0.60                  0.58

                                              Year Ended December 31, 1994
-----------------------------------------------------------------------------------------------------
(dollars in thousands,                      Third Quarter                      Fourth Quarter
except for per share amounts)       Washington   Western   Restated    Washington  Western   Restated
                                      Mutual                              Mutual
-----------------------------------------------------------------------------------------------------
Interest income                      $308,427    $13,118   $321,545      $335,436  $13,716   $349,152
Interest expense                      164,887      3,869    168,756       193,031    4,141    197,172
-----------------------------------------------------------------------------------------------------
Net interest income                   143,540      9,249    152,789       142,405    9,575    151,980
Provision for loan losses               5,000        200      5,200         5,000      150      5,150
Other income                           25,782      2,607     28,389        25,961    3,134     29,095
Other expense                          93,722      7,742    101,464        93,117    8,740    101,857
-----------------------------------------------------------------------------------------------------
Income before income taxes             70,600      3,914     74,514        70,249    3,819     74,068
Income taxes                           26,517      1,518     28,035        25,792    1,479     27,271
-----------------------------------------------------------------------------------------------------
Net income                             44,083      2,396     46,479        44,457    2,340     46,797
=====================================================================================================
Net income attributable to
common stock                          $39,437     $2,396   $ 41,833       $39,811   $2,340    $42,151
=====================================================================================================
Net income per common share
  Primary                             $  0.65              $   0.63         $0.65               $0.63
  Fully diluted                          0.63                  0.61          0.63                0.61

NOTE 27: FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        The fair value of financial instruments were as follows:

                                                                                December 31,
                                                               1995                               1994
---------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                   Carrying             Fair         Carrying              Fair
                                                           Amount            Value           Amount             Value
---------------------------------------------------------------------------------------------------------------------
Financial assets:
     Cash and cash equivalents                        $   598,272      $   598,272      $   262,256       $   262,256
     Trading account securities                               238              238              572               572
     Available for sale securities                      7,768,115        7,768,115        2,701,799         2,701,799
     Held to maturity securities                          172,786          186,521        2,646,194         2,443,557
     Loans, exclusive of reserve for
      loan losses                                      13,178,569       13,271,625       12,977,702        12,522,219
---------------------------------------------------------------------------------------------------------------------
                                                       21,717,980       21,824,771       18,588,523        17,930,403
Financial liabilities:
     Deposits                                          11,306,436       11,336,233       10,432,888        10,424,731
     Annuities                                            855,503          855,503          799,178           799,178
     Federal funds purchased                              430,000          430,073                -                 -
     Securities sold under agreements                   3,965,820        3,965,462        2,596,209         2,595,360
     to repurchase
     Advances from the FHLB                             3,711,402        3,713,968        3,737,611         3,671,503
     Other borrowings                                     225,053          235,657           79,891            79,842
---------------------------------------------------------------------------------------------------------------------
                                                       20,494,214       20,536,896       17,645,777        17,570,614
Derivative instruments(1):
   Interest rate exchange agreements:
       Designated against available for
       sale securities                                    (11,847)         (11,847)          18,654            18,654
---------------------------------------------------------------------------------------------------------------------
       Designated against short term                                                                            2,110
       borrowings and deposits                                  -                -                -
   Interest rate cap agreements:
       Designated against available for
       sale securities                                      9,415            9,415           41,690            41,690
       Designated against short term                                                                           20,421
       borrowings and deposits                                  -                -                -
---------------------------------------------------------------------------------------------------------------------
                                                           (2,432)          (2,432)          60,344            82,875
Off balance sheet loan commitments                              -            4,476                -            (8,057)
---------------------------------------------------------------------------------------------------------------------
       Net financial instruments                      $ 1,221,334      $ 1,289,919      $ 1,003,090        $  434,607
=====================================================================================================================

(1) See "Note 16: Interest Rate Risk Management."

         The following methods and assumptions were used to estimate the fair value of each class of financial instrument as of December 31, 1995 and 1994:

         Cash and cash equivalents--The carrying amount represented fair value.

         Trading account securities--Fair values were based on quoted market prices.

         Available-for-sale securities--Fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

         Held-to-maturity securities--Fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

         Loans--Loans were priced using the discounted cash flow method. The discount rate used was the rate currently offered on similar products.

         Deposits--The fair value of checking accounts, savings accounts and money market accounts was the amount payable on demand at the reporting date. For time deposit accounts, the fair value was determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

         Annuities--The carrying amount represented fair value.

         Federal funds purchased--These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

         Securities sold under agreements to repurchase--These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

         Advances from the FHLB--These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

         Other borrowings--These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

         Derivative instruments--The fair value for interest rate exchange agreements was determined using the discounted cash flow method. The market prices for similar instruments were used to value interest rate cap agreements.

         Off balance sheet loan commitments--Loan commitments are commitments the Company made to borrowers at locked-in rates. The fair value of loan commitments was estimated based on current levels of interest rates versus the committed interest rates. The balance shown represents the differential between committed value and fair value.

NOTE 28: FINANCIAL INFORMATION - WMI

          WMI was formed August 17, 1994. The following WMI (parent company only) financial information should be read in conjunction with the other notes to the consolidated financial statements.

RESTATED STATEMENTS OF INCOME

                                                                           Year Ended    Period of August 17, 1994
(dollars in thousands)                                              December 31, 1995    (inception) to December 31, 1994
-------------------------------------------------------------------------------------------------------------------------
Interest Income
Available for sale securities                                              $  8,033                         $ 1,641
Cash equivalents                                                                471                              44
-------------------------------------------------------------------------------------------------------------------
  Total interest income                                                       8,504                           1,685
Interest Expense
Borrowings                                                                    9,072                             884
-------------------------------------------------------------------------------------------------------------------
  Total interest expense                                                      9,072                             884
-------------------------------------------------------------------------------------------------------------------
    Net interest income                                                        (568)                            801
Other Income
Equity in net earnings of subsidiaries(1)                                   203,529                          13,103
Other operating income                                                            8                              --
Gain (loss) on sale of other assets, inclusive of write-downs                  (171)                             --
-------------------------------------------------------------------------------------------------------------------
  Total other income                                                        203,366                          13,103
Other Expense
Salaries and employee benefits                                                2,716                              --
Occupancy and equipment                                                           1                              --
Other operating expense                                                       3,289                             228
-------------------------------------------------------------------------------------------------------------------
  Total other expense                                                         6,006                             228
-------------------------------------------------------------------------------------------------------------------
    Income before income taxes                                              196,792                          13,676
Income taxes                                                                   (865)                            201
-------------------------------------------------------------------------------------------------------------------
Net Income(1)                                                              $197,657                         $13,475
===================================================================================================================

(1) Contains intercompany transactions eliminated upon consolidation.

RESTATED STATEMENTS OF FINANCIAL POSITION

                                                                                         December 31,
-----------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                        1995                     1994
-----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                    $   90,096                $    5,903
Available for sale securities                                                    99,932                   104,987
Loans                                                                           147,867                        --
Investment in subsidiaries(1)                                                 1,570,336                 1,344,399
Other assets                                                                        929                       654
-----------------------------------------------------------------------------------------------------------------
Total assets                                                                 $1,909,160                $1,455,943
=================================================================================================================
LIABILITIES
Securities sold under agreements to repurchase                               $   82,481                $   84,329
Other borrowings                                                                147,845                        --
Other liabilities                                                                 5,647                       (14)
-----------------------------------------------------------------------------------------------------------------
Total liabilities                                                               235,973                    84,315
STOCKHOLDERS' EQUITY
Preferred stock, no par value: 10,000,000 shares  authorized --
  6,122,500 and 6,200,000 shares issued and outstanding                              --                        --
Common stock, no par value: 100,000,000 shares  authorized --
  67,835,939 and 107,719,272 shares issued and outstanding                           --                        --
Capital surplus(1)                                                              832,129                   801,077
Valuation reserve for available for sale securities                               2,390                    (2,511)
Valuation reserve for available for sale securities--subsidiaries                75,958                   (29,577)
Retained earnings(1)                                                            762,710                   602,639
-----------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                    1,673,187                 1,371,628
-----------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                   $1,909,160                $1,455,943
=================================================================================================================

(1) Contains intercompany transactions eliminated upon consolidation.

RESTATED STATEMENTS OF CASH FLOWS

                                                                       Year Ended            Period of August 17, 1994
(dollars in thousands)                                          December 31, 1995     (inception) to December 31, 1994
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income(1)                                                            $ 197,657                    $   13,475
Adjustments to reconcile net income to net
  cash provided by  operating activities:
  Decrease (increase) in interest receivable                                    80                          (693)
  Increase in interest payable                                               3,167                           884
  (Decrease) in income taxes payable                                          (865)                       (1,151)
  Equity in undistributed earnings of subsidiaries(1)                     (203,529)                      (13,103)
  Decrease in other assets                                                   9,910                            39
  Increase in other liabilities                                                720                           252
----------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by operating activities                         7,140                          (297)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available for sale securities                                      --                      (111,984)
Principal repayments of available for sale securities                       12,594                         4,486
Originations and purchases of loans                                       (147,867)                           --
Tax sharing dividends received                                                  --                            --
Dividends received from subsidiaries                                       130,934                            --
Acquisition of wholly owned subsidiary(1)                                       --                       (82,877)
----------------------------------------------------------------------------------------------------------------
    Net cash (used) by investing activities                                 (4,339)                     (190,375)
CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) increase in securities sold under
  agreements to repurchase                                                  (1,848)                       84,329
Proceeds of other borrowings                                               147,845                            --
Issuance of common stock through stock options
  and employee stock plans                                                   8,379                           994
Repurchase of preferred stock                                               (1,990)                           --
Cash dividends paid                                                        (70,994)                           --
Contribution from wholly owned subsidiaries(1)                                  --                       111,252
----------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities                               81,392                       196,575
----------------------------------------------------------------------------------------------------------------
    Increase in cash and cash equivalents                                   84,193                         5,903
    Cash and cash equivalents at beginning of year                           5,903                            --
----------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                             $  90,096                     $   5,903
================================================================================================================

(1) Contains intercompany transactions eliminated upon consolidation.

NOTE 29:  SUBSEQUENT EVENTS

         On February 29, 1996, Washington Mutual signed an agreement to merge with Utah Federal Savings Bank ("Utah FSB"). Utah FSB, an Ogden-based institution, had assets of $122.9 million, deposits of $108.7 million and stockholder's equity of $11.4 million on June 30, 1996. The transaction, which is scheduled to be completed in the fourth quarter of 1996, has received regulatory approval and still requires approval by shareholders of two-thirds of Utah FSB's common stock.

                  On July 21, 1996, Washington Mutual signed an agreement to acquire, through merger, Keystone Holdings, Inc. ("Keystone"), the holding company of American Savings Bank. At June 30, 1996, Keystone, on a consolidated basis, had assets of $20,480.7 million, deposits of $12,729.0 million, and stockholders' equity of $550.4 million. The transaction, which is scheduled to be completed in the fourth quarter of 1996, is subject to the approval of banking regulators and a majority of shareholders of Washington Mutual's common stock.

         On September 6, 1996, Washington Mutual signed an agreement to acquire United Western Financial Group ("United Western") of Salt Lake City and it's United Savings Bank and Western Mortgage Loan subsidiaries for $80.3 million in cash. At June 30, 1996, United Western had assets of $403.9 million, deposits of $291.9 million, and stockholders' equity $52.2 million. The transaction, which is scheduled to be completed in the first quarter of 1997, is subject to the approval of banking regulators and a majority of shareholders of United Western's common stock.

         The June 30, 1996 balances related to Utah FSB, Keystone, and United Western are unaudited.

         In August 1996, the President signed the Small Business Job Protection Act of 1996 (the "Act"). Under the Act, the reserve method of accounting for tax basis bad debts is no longer available, effective for years ending after December 31, 1995. As a result, the Company will be required to use the specific charge-off method of accounting for tax basis bad debts for the year ending December 31, 1996. In addition, the Company will also be required to recapture its post-1987 additions to its bad debt reserves, whether such additions were made pursuant to the percentage of taxable income method or the experience method. As of December 31, 1995 these additions were $26.3 million which, pursuant to the Act, will be included in taxable income ratably over a six-taxable year period beginning with the year ending December 31, 1998. The recapture of the post-1987 additions to tax basis bad debt reserves will not result in a charge to earnings as these amounts are included in the deferred tax liability at December 31, 1995.

          On September 30, 1996, President Clinton signed legislation intended to recapitalize the Savings Association Insurance Fund ("SAIF") and to reduce the gap between SAIF premiums and the Bank Insurance Fund ("BIF") premiums, among other things. The legislation provides for a special one-time assessment on SAIF-insured deposits that were held as of March 31, 1995, including certain deposits acquired after that date. The assessment will bring the SAIF's reserve ratio to the legally required level of $1.25 for every $100 in insured deposits. Beginning in January 1997, deposits insured through the SAIF at most institutions probably will be subject to regular FDIC assessments amounting to
6.4 cents per $100 per year, while deposits insured through the BIF at most institutions probably will be subject to regular FDIC assessments amounting to
1.3 cents per $100 per year.

          Washington Mutual's special assessment will result in an estimated pretax charge of about $35.7 million, which will be taken in the quarter ended September 30, 1996. Based on current levels of deposits, Washington Mutual estimates that the reduction in the regular assessment on its SAIF deposits beginning in 1997 should result in annual savings of approximately $10 million.